AGREEMENT AND PLAN OF MERGER

dated as of

October 5, 2009

among

AVOCENT CORPORATION,

EMERSON ELECTRIC CO.

and

GLOBE ACQUISITION CORPORATION

i

ii

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of October 5, 2009, among AVOCENT CORPORATION, a Delaware corporation (the “Company”), EMERSON ELECTRIC CO., a Missouri corporation (“Parent”), and GLOBE ACQUISITION CORPORATION, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”).

W I T N E S S E T H :

WHEREAS, the respective boards of directors of the Company, Parent and Merger Subsidiary have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, on the terms and subject to the conditions set forth herein, Parent will cause Merger Subsidiary to commence a tender offer (as it may be amended from time to time as permitted by this Agreement, the “Offer”) to purchase any and all of the outstanding shares of common stock, $0.001 par value, of the Company (collectively, the “Shares”) at a price of $25.00 per Share (the “Offer Price”), net to the seller in cash;

WHEREAS, following consummation of the Offer, the parties intend that Merger Subsidiary will be merged with and into the Company on the terms and subject to the conditions set forth in this Agreement; and

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. (a) As used herein, the following terms have the following meanings:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any Third-Party offer or proposal relating to, or any Third-Party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 15% or more of the consolidated assets of the Company and its Subsidiaries or 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company and its Subsidiaries, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party beneficially owning 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company and its Subsidiaries, (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company and its Subsidiaries, in any case as a result of which either (A) the stockholders of the Company immediately prior to the consummation of such transaction would hold less than 85% of each class of equity and voting securities of the Company, or (B) the Company would hold, directly or indirectly, less than 85% of the consolidated assets of the Company and its Subsidiaries or 85% of each class of equity and voting securities of any Subsidiaries of the Company whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company and its Subsidiaries, or (iv) a reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company and its Subsidiaries.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

“Antitrust Laws” means statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

“Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise and whether civil, criminal or administrative), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated, applied, enforced or upheld by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Business Day” means a day, other than Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Code” means the Internal Revenue Code of 1986.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of December 31, 2008 and the footnotes thereto set forth in the Company 10-K.

“Company Balance Sheet Date” means December 31, 2008.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Subsidiary.

“Company Material Adverse Effect” means a material adverse effect on the business, financial condition, assets or results of operations of the Company and its Subsidiaries, taken as a whole, excluding any effect resulting from or arising out of (A) conditions and changes in the financial or securities markets or general economic or political conditions in the United States to the extent that such conditions or changes do not have a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its Subsidiaries operate, (B) conditions and changes (including changes of Applicable Law) in or generally affecting the industry in which the Company and its Subsidiaries operate to the extent that such conditions and changes do not specifically relate to or have a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its Subsidiaries operate, (C) acts of war, sabotage or terrorism or natural disasters involving the United States to the extent that such events do not have a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its Subsidiaries operate, (D) the announcement or pendency of the transactions contemplated by this Agreement, (E) the Company’s failure, by itself, to meet analyst expectations, or the Company’s internal projections, of revenues, operating income, EBIT, EBITDA, net income or other financial metrics (it being understood and agreed that, subject to the other exclusions outlined in this definition, the underlying cause of any such failure may be taken into account in determining whether a Company Material Adverse Effect has or would be reasonably likely to occur), (F) actions taken by the Company with the express permission, or at the express request, of Parent, or (G) any matters expressly set forth in the Company Disclosure Schedule.

“Delaware Law” means any law of the State of Delaware, including the General Corporation Law of the State of Delaware, any other statutory, common or other law of the State of Delaware, and any judicial or administrative interpretations thereof.

“Earned Performance Shares” means any Performance Share award, or portion thereof, under which the applicable performance milestones have been achieved and which therefore remain subject to vesting solely based upon such holder’s continued service with or employment by the Company.

“Environmental Laws” means any Applicable Laws or any agreement with any Governmental Authority or other third party relating to the environment or to pollutants, contaminants or any toxic or hazardous substance, waste or material, including the exposure of any individual to Hazardous Substances.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities relating to or required by Environmental Laws and affecting or relating to the business or properties of the Company or any of its Subsidiaries.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including any substance, waste or material regulated under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Information Technology” means information technology of any type or nature including computer software and computer hardware, firmware, middleware, servers, workstations, routers, hubs, switches, databases, data communications lines and all information technology equipment, information technology networks and systems, all associated methods, systems, processes, and documentation.

“Intellectual Property” means intellectual property rights of any type or nature, however denominated, throughout the world, including: (i) trademarks, service marks, brand names, certification marks, trade dress, domain names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application, (ii) inventions and discoveries, whether patentable or not, in any jurisdiction, patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction, (iii) Trade Secrets, (iv) writings, images, content, and other expressive works, whether copyrightable or not, in any jurisdiction, and any and all copyright rights, whether registered or not, and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof, (v) moral rights, database rights, design rights, industrial property rights, publicity rights and privacy rights and (vi) all rights to bring suit and assert claims and to receive equitable or legal remedies arising from or related to the foregoing.

“International Plan” means any material employment, severance or similar contract or arrangement (whether or not written) or any material plan, policy, fund, program or arrangement or contract providing for severance, insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, pension or retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits that (i) is not an Employee Plan, (ii) is entered into, maintained, administered or contributed to by the Company or any of its Affiliates, (iii) covers any employee or former employee of the Company or any of its Subsidiaries who perform services outside of the United States, and (iv) with respect to which the Company or any of its Subsidiaries has material liability.

“Knowledge” of the Company means the actual knowledge of the persons set forth in Section 1.01(a) of the Company Disclosure Schedule.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset. For purposes of this Agreement, with respect to Intellectual Property, the grant of a license under an item of Intellectual Property shall not be deemed to be a Lien against that item of Intellectual Property.

“NASDAQ” means the NASDAQ Stock Market.

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“Parent Material Adverse Effect” means a material adverse effect on Parent’s ability to consummate the transactions contemplated by this Agreement and perform its obligations hereunder, including the payment of all consideration payable in respect of Shares tendered in the Offer and not withdrawn prior to the expiration of the Offer and all Merger Consideration and other consideration payable as a result of or in connection with the consummation of the Merger.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Performance Shares” means any award, whether or not applicable performance milestones have been achieved, granted under any equity compensation plan or arrangement of the Company (i) denominated in units, and (ii) pursuant to which the holder thereof was originally entitled to, is or may become entitled to acquire one or more Shares upon the satisfaction or attainment of one or more performance milestones.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Restricted Stock Units” means any unit or award granted under any equity compensation plan or arrangement of the Company (i) denominated in units, and (ii) pursuant to which the holder thereof is or may become entitled to acquire one or more Shares solely upon such holder’s continued service with or employment by the Company; provided, however, that Performance Shares shall not constitute Restricted Stock Units for purposes of Section 3.07.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Specified Actions” means with respect to the Company and each of its Subsidiaries, any of the following actions or events except as set forth in Section 1.01(b) of the Company Disclosure Schedule:

(i) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for dividends or returns of capital by any wholly-owned Subsidiaries;

(ii) except as permitted by Section 7.01(d), any acquisition (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, of any assets, securities, properties, interests or businesses, other than (A) supplies and inventory in the ordinary course of business consistent with past practices, and (B) investments in commercial paper and other short term, liquid securities for cash management purposes in the ordinary course of business consistent with past practices;

(iii) any sale, lease or other transfer, or creation or incurrence of any Lien on, any of the Company’s or any of its Subsidiaries’ assets, securities, properties, interests or businesses, other than (A) sales of inventory or obsolete equipment in the ordinary course of business consistent with past practices and (B) sales of assets, securities, properties, interests or businesses with a sale price (including any related assumed indebtedness) that does not exceed $1,000,000 individually or $2,000,000 in the aggregate;

(iv) any making of any loan, advance or capital contribution to, or investment in, any other Person, except for (A) loans and advances to employees and directors for travel and business expenses in the ordinary course of business consistent with past practices, and (B) investments in commercial paper and other short term, liquid securities for cash management purposes in the ordinary course of business consistent with past practices; and

(v) except as permitted by Section 7.01(d), any creation, incurrence, assumption, sufferance to exist or otherwise becoming liable with respect to any indebtedness for borrowed money or guarantees thereof, other than (A) indebtedness under the Company’s existing credit facility as in effect on the date hereof in the ordinary course of business consistent with past practices, (B) guarantees of indebtedness and letters of credit entered into in the ordinary course of business consistent with past practices, and (C) indebtedness existing solely between the Company and its wholly-owned Subsidiaries or between such Subsidiaries.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

“Trade Secrets” means trade secrets or confidential information, and rights established by law in any jurisdiction to limit the use or disclosure thereof by any Person.

“Unearned Performance Shares” means any Performance Share award or portion thereof, under which the applicable performance milestones have not yet been achieved.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acceptance Date	2.01
Adjusted Unit	3.07
Adverse Recommendation Change	7.04
Agreement	Preamble
Applicable Foreign Antitrust Laws	6.03
Board of Directors	2.02
Capitalization Date	5.05
Certificates	3.03
Closing	3.01
Common Stock	5.05
Company	Preamble
Company 10-K	Article 5
Company Board Recommendation	5.02
Company Disclosure Documents	5.09
Company ESPP	3.08
Company Filings	5.07
Company Proxy Statement	5.09
Company SEC Documents	Article 5
Company Securities	5.05
Company Stock Option	3.05
Company Subsidiary Securities	5.06
Company Stockholder Approval	5.02
Company Stockholder Meeting	7.02
Compensation Arrangement	5.17
Compensation Arrangement Approvals	5.17
Compensation Committee	5.17
Confidentiality Agreement	12.12
Continuing Employees	8.04
Continuing Independent Directors	2.03
Credit Facility	9.01
D&O Insurance	8.03
Effective Time	3.01
Employee Plans	5.17
End Date	11.01
Exchange Agent	3.03
Exchange Ratio	3.07
Indemnified Person	8.03
Lease	5.14
Mailing Information	2.02
Material Contract	5.19
Merger	3.01
Merger Consideration	3.02
Merger Subsidiary	Preamble
Minimum Condition	Annex I
Multiemployer Plan	5.17
Offer	Recitals
Offer Commencement Date	2.01
Offer Conditions	2.01
Offer Documents	2.01

Offer Price	Recitals
Parent	Preamble
Parent SEC Documents	Article 6
Preferred Stock	5.05
Representatives	7.04
Schedule TO	2.01
Schedule 14D-9	2.02
Shares	Recitals
Subsequent Offering Period	2.01
Superior Proposal	7.04
Surviving Corporation	3.01
Tax	5.16
Taxing Authority	5.16
Tax Return	5.16
Tax Sharing Agreements	5.16
Termination Fee	12.04
Top-Up Notice	2.04
Top-Up Option	2.04
Top-Up Shares	2.04
Treasury Regulations	5.16
Uncertificated Shares	3.03

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits, Annexes and Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified. All Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit, Annex or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “to the extent” shall mean the extent to which a thing exceeds another, and not simply “if” or “provided.”

ARTICLE 2

THE OFFER

Section 2.01. The Offer. (a) Provided that this Agreement shall not have been validly terminated in accordance with Section 11.01, as promptly as practicable (and in any event within 10 days) after the date hereof, Merger Subsidiary shall commence (within the meaning of Rule 14d-2 under the 1934 Act) the Offer. Merger Subsidiary’s obligation to accept for payment and pay for Shares validly tendered and not properly withdrawn pursuant to the Offer prior to the expiration date thereof (as it may be extended from time to time in accordance with the terms of this Agreement) shall be subject solely to the satisfaction or waiver (if permitted hereunder) of the conditions set forth in Annex I hereto (the “Offer Conditions”) and shall not be subject to the satisfaction of any other conditions. The date on which Merger Subsidiary commences the Offer is referred to as the “Offer Commencement Date”. Merger Subsidiary shall not (and Parent shall not permit Merger Subsidiary to) terminate or otherwise withdraw the Offer unless and until this Agreement has been validly terminated pursuant to and in accordance with Section 11.01. In the event that this Agreement is validly terminated pursuant to and in accordance with Section 11.01, Merger Subsidiary shall promptly (and in any event within one Business Day after the date of such termination) terminate and withdraw the Offer and, notwithstanding the satisfaction or waiver of any Offer Conditions, shall not accept for payment or pay for any Shares theretofore tendered in the Offer.

(b) Merger Subsidiary expressly reserves the right to waive any of the Offer Conditions and, prior to the expiration of the Offer, to make any change in the terms of or conditions to the Offer; provided that notwithstanding the foregoing, without the prior written consent of the Company, Merger Subsidiary shall not:

(i) impose conditions on Merger Subsidiary’s obligation to accept for payment and pay for Shares validly tendered and not properly withdrawn pursuant to the Offer prior to the expiration of the Offer, other than the Offer Conditions;

(ii) waive or change the Minimum Condition (as defined in Annex I);

(iii) decrease the Offer Price;

(iv) change the form of consideration to be paid in the Offer;

(v) decrease the number of Shares sought in the Offer;

(vi) extend or otherwise change the expiration date of the Offer except as otherwise provided herein; or

(vii) amend or modify any of the Offer Conditions or amend or modify any of the terms of the Offer, in either case in a manner that broadens any of the Offer Conditions, would require Merger Subsidiary to extend the Offer or is otherwise materially adverse to the holders of the Shares (in their capacity as such).

(c) Unless extended as provided in this Agreement, the Offer shall expire on the date that is twenty business days (calculated as set forth in Rule 14d-1(g)(3) under the 1934 Act) after the Offer Commencement Date. Notwithstanding the foregoing, unless this Agreement shall have been validly terminated pursuant to and in accordance with Section 11.01, Merger Subsidiary shall (and Parent shall cause Merger Subsidiary to) extend the Offer (i) for successive extension periods of reasonable duration if, at the scheduled expiration date of the Offer (as it may be extended from time to time in accordance with this Agreement), any of the Offer Conditions shall not have been satisfied or waived, until such Offer Conditions are satisfied or waived, and (ii) for any period required by any applicable rule, regulation, interpretation or position of the SEC or the staff thereof or NASDAQ or any period otherwise required by Applicable Law; provided that Merger Subsidiary shall not be required to extend the Offer beyond (x) the End Date or (y) the date that is 60 days after the date that all of the Offer Conditions (other than the Minimum Condition and those that by their nature are to be satisfied at the expiration of the Offer) have been satisfied or, to the extent permissible, have been waived by Merger Subsidiary. If all of the Offer Conditions have been satisfied or waived prior to the expiration of the Offer, and Merger Subsidiary is permitted by Applicable Law to accept for payment and pay for all Shares that have been validly tendered and not properly withdrawn pursuant to the Offer prior to the expiration of the Offer, Merger Subsidiary shall not (and Parent shall not permit Merger Subsidiary to) extend the Offer for any reason without the prior written consent of the Company. In the event that, following the expiration of the Offer and Merger

Subsidiary’s acceptance for payment of all Shares validly tendered and not properly withdrawn pursuant to the Offer, Parent and Merger Subsidiary are unable to effect the Merger pursuant to the short form merger procedures set forth in Section 253 of the Delaware Law, Merger Subsidiary may, in its sole discretion, provide for a subsequent offering period (“Subsequent Offering Period”) in accordance with Rule 14d-11 of the 1934 Act.

(d) Subject to the terms and conditions set forth in this Agreement and to the satisfaction or waiver of the Offer Conditions, Merger Subsidiary shall, and Parent shall cause it to, accept for payment and pay for, as promptly as practicable (i) after the expiration of the Offer, all Shares validly tendered and not properly withdrawn pursuant to the Offer (the date on which and time at which Shares are first accepted for payment under the Offer, the “Acceptance Date”) and (ii) all Shares validly tendered in the Subsequent Offering Period, if any.

(e) As soon as practicable on the Offer Commencement Date, Parent and Merger Subsidiary shall (i) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including exhibits thereto, the “Schedule TO”) that shall include the summary term sheet required thereby and, as exhibits, the Offer to Purchase, a form of letter of transmittal, summary advertisement and other customary documents, letters and other instruments (collectively, together with any amendments or supplements thereto, the “Offer Documents”) and (ii) cause the Offer Documents to be disseminated to holders of Shares to the extent required by applicable federal securities laws, applicable rules or regulations of NASDAQ or any other Applicable Laws. Each of Parent and Merger Subsidiary shall cause the Schedule TO and the Offer Documents to comply in all material respects with the requirements of the 1934 Act and all other Applicable Laws. The Company shall furnish Parent and Merger Subsidiary all information concerning the Company required by the 1934 Act to be set forth in the Schedule TO and the Offer Documents. Each of Parent, Merger Subsidiary and the Company agrees promptly to correct any information provided by it for use in the Schedule TO and the Offer Documents if and to the extent that such information shall have become (or shall have become known to be) false or misleading in any material respect. In addition, if at any time prior to the expiration of the Offer, any information relating to the Offer, the Merger, Parent, Merger Subsidiary, the Company or any of their respective Affiliates is discovered by Parent, Merger Subsidiary or the Company which should be set forth in an amendment or supplement to the Schedule TO or the Offer Documents so that the Schedule TO and the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC. Parent and Merger Subsidiary shall cause the Schedule TO, as so corrected, amended or supplemented, to be filed with the SEC and disseminated to holders of Shares, in each case to the extent required by applicable federal securities laws, applicable rules or regulations of any stock exchange or any other Applicable Laws. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Schedule TO and the Offer Documents each time before any such document is filed with the SEC, and Parent and Merger Subsidiary shall give reasonable and good faith consideration to any comments made by the Company and its counsel. Parent and Merger Subsidiary shall provide the Company and its counsel with (i) any comments or other communications, whether written or oral, that Parent, Merger Subsidiary or their counsel may receive from time to time from the SEC or its staff with respect to the Schedule TO or Offer Documents promptly after receipt of those comments or other communications and prior to responding to them, and (ii) a reasonable opportunity to participate in the response of Parent and Merger Subsidiary to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with Parent and Merger Subsidiary or their counsel in any discussions or meetings with the SEC.

Section 2.02. Company Action. (a) The Company hereby consents to the Offer and represents that the board of directors of the Company (the “Board of Directors”), at a meeting duly called and held has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of the Company’s stockholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the Offer and the Merger, in accordance with the requirements of the Delaware Law and (iii) subject to Section 7.04(b), resolved to recommend acceptance of the Offer and, and if required by Delaware Law, adoption of this Agreement by its stockholders. The Company has been advised that all of its directors and executive officers who own Shares shall tender their Shares pursuant to the Offer. The Company shall promptly furnish Parent with a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, in each case true and correct as of the most recent practicable date, and shall provide to Parent such additional information (including updated lists of stockholders, mailing labels and lists of securities positions) (the “Mailing Information”) and such other assistance as Parent may reasonably request in connection with the Offer. Subject to the requirements of Applicable Laws, and except for such steps as are necessary to disseminate the Offer Documents to consummate the Offer as contemplated hereby and any other documents necessary to consummate the Merger as contemplated hereby, Parent, Merger Subsidiary and their Representatives shall keep confidential any Mailing Information provided by or on behalf of Company pursuant to this Section 2.02(a) and (prior to the Effective Time) use the Mailing Information only in connection with the Offer and the Merger as contemplated by this Agreement. In the event that this Agreement is terminated (or the Offer is terminated for any reason), Parent and Merger Subsidiary shall (and shall cause their Representatives to) promptly (and in any event within 24 hours) return to the Company, shall delete any and all electronic copies of, and shall not retain any copies or duplicates of, any and all Mailing Information theretofore made available to Parent and Merger Subsidiary pursuant to this Section 2.02(a) to facilitate the Offer or the Merger.

(b) As soon as practicable on the Offer Commencement Date, the Company shall file with the SEC and disseminate to holders of Shares, in each case as and to the extent required by applicable federal securities laws, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the “Schedule 14D-9”) that, subject to Section 7.04(b), shall reflect the recommendations of the Board of Directors referred to above. The Company shall cause the Schedule 14D-9 to comply in all material respects with the requirements of the 1934 Act and all other Applicable Laws. The Company represents that it has obtained all necessary consents to include in its entirety the fairness opinion of Morgan Stanley & Co. Incorporated, financial advisor to the Company, in the Schedule 14D-9, and the Schedule 14D-9 shall include such fairness opinion in its entirety and a description of such fairness opinion and the material financial analyses relating thereto that provides the information called for by Item 1015(b) of Regulation M-A under the 1934 Act. Parent and Merger Subsidiary shall furnish the Company all information concerning the Company required by the 1934 Act to be set forth in the Schedule 14D-9. Each of the Company, Parent and Merger Subsidiary agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become (or shall have become known to be) false or misleading in any material respect. In addition, if at any time prior to the expiration of the Offer, any information relating to the Offer, the Merger, the Company, Parent, Merger Subsidiary, or any of their respective affiliates is discovered by the Company, Parent or Merger Subsidiary which should be set forth in an amendment or supplement to the Schedule 14D-9 so that the Schedule 14D-9 shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be filed with the SEC. The Company shall use reasonable best efforts to cause the Schedule 14D-9, as so corrected, amended or supplemented, to be filed with the SEC and disseminated to holders of Shares, in each case to the extent required by applicable federal securities laws, applicable rules or regulations of any stock exchange or any other Applicable Laws. Unless the Board of Directors has effected an Adverse Recommendation Change in accordance with Section 7.04(b), Parent, Merger Subsidiary and their counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 each time before it is filed with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Parent, Merger Subsidiary and their counsel. Unless the Board of Directors has effected an Adverse Recommendation Change in accordance with Section 7.04(b), the Company shall provide Parent, Merger Subsidiary and their counsel with (i) any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of those comments or other communications and prior to responding thereto and (ii) a reasonable opportunity to participate in the Company’s response to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

Section 2.03. Directors. (a) Effective upon the Acceptance Date, subject to Section 2.03(b) and Section 2.03(c), Parent shall be entitled to designate the number of directors, rounded up to the next whole number, on the Board of Directors that equals the product of (i) the total number of directors on the Board of Directors (giving effect to the election of any additional directors pursuant to this Section) and (ii) the percentage that the number of Shares beneficially owned by Parent and/or Merger Subsidiary (including Shares accepted for payment) bears to the total number of Shares outstanding, and the Company shall cause Parent’s designees to be elected or appointed to the Board of Directors, including by increasing the number of directors, and seeking and accepting resignations of incumbent directors. At such time, the Company shall also cause individuals designated by Parent to constitute the number of members, rounded up to the next whole number, on (A) each committee of the Board of Directors and (B) as requested by Parent, each board of directors of each Subsidiary of the Company (and each committee thereof) that represents the same percentage as such individuals represent on the Board of Directors.

(b) Notwithstanding the foregoing terms of Section 2.03(a), at least two (2) of the members of the Board of Directors as of the date hereof who are not employees of the Company (“Continuing Independent Directors”) shall remain members of the Board of Directors until the Effective Time. If the number of Continuing Independent Directors is reduced below two prior to the Effective Time, the remaining Continuing Independent Director shall be entitled to designate a Person to fill such vacancy who is not a director, officer, employee or otherwise affiliated with Parent (other than as a result of such designation), the Board of Directors shall cause such designee to be appointed to the Board of Directors, and such designee shall thereupon be a Continuing Independent Director for all purposes of this Agreement. If, notwithstanding compliance with the foregoing provisions, the number of directors who are Continuing Independent Directors is reduced to zero, then the other directors on the Board of Directors shall designate and appoint to the Board of Directors two directors who are not directors, officers, employees or otherwise affiliated with Parent (other than as a result of such designation), and such designees shall thereupon be Continuing Independent Directors for all purposes of this Agreement.

(c) The Company’s obligations to appoint Parent’s designees to the Board of Directors shall be subject to Section 14(f) of the 1934 Act and Rule 14f-1 promulgated thereunder. Subject to receipt of the applicable information from Parent with respect to its designees to the Board of Directors, the Company shall promptly take all actions, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors, as Section 14(f) and Rule 14f-1 require in order to fulfill the Company’s obligations under this Section 2.03. Parent shall supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1 to be disclosed to the stockholders of the Company.

(d) Following the election or appointment of Parent’s designees pursuant to Section 2.03(a) and until the Effective Time, the approval of a majority of the Continuing Independent Directors (or, if there are two or fewer Continuing Independent Directors, all of the Continuing Independent Directors) shall be required to authorize (and such authorization shall constitute the authorization of the Board of Directors and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize) (i) any termination of this Agreement by the Company, (ii) any amendment of this Agreement, (iii) any extension of time for performance of any obligation or action hereunder by Parent or Merger Subsidiary and (iv) any waiver of compliance with any of the terms or conditions contained herein for the benefit of the Company. The Continuing Independent Directors shall have the authority to retain independent legal counsel (which may include current counsel to the Company) and other independent advisors at the expense of the Company as determined to be appropriate by the Continuing Independent Directors and shall have the authority to institute any action for and on behalf of the Company to enforce this Agreement.

Section 2.04. Top-Up Option. (a) Subject to Sections 2.04(b) and 2.04(c), the Company grants to Merger Subsidiary, an irrevocable option, for so long as this Agreement has not been terminated pursuant to the provisions hereof (the “Top-Up Option”), to purchase from the Company, up to the number of authorized and unissued Shares equal to the number of Shares that, when added to the number of Shares owned by Merger Subsidiary at the time of the exercise of the Top-Up Option, constitutes at least one Share more than 90% of the Shares that would be outstanding immediately after the issuance of all Shares to be issued upon exercise of the Top-Up Option, calculated on a fully-diluted basis or, at Parent’s election, on a primary basis at the Effective Time (such Shares to be issued upon exercise of the Top-Up Option, the “Top-Up Shares”).

(b) The Top-Up Option may be exercised by Merger Subsidiary in whole or in part, only once, at any time during the ten Business Day period following the Acceptance Date, or if any Subsequent Offering Period is provided, during the ten Business Day period following the expiration date of such Subsequent Offering Period, and only if Merger Subsidiary shall own as of such time less than 90% of the Shares outstanding on a fully-diluted basis; provided that notwithstanding anything in this Agreement to the contrary, the Top-Up Option shall not be exercisable to the extent that the number of Shares issuable upon exercise of the Top-Up Option would exceed the number of authorized but unissued and unreserved Shares. The aggregate purchase price payable for the Top-Up Shares being purchased by Merger Subsidiary pursuant to the Top-Up Option shall be determined by multiplying the number of such Top-Up Shares by the Offer Price, without interest. Such purchase price may be paid by Merger Subsidiary, at its election, either (A) entirely in cash or (B) by executing and delivering to the Company a promissory note having a principal amount equal to the amount of such purchase price. Any such promissory note shall bear interest at the rate of 3% per annum, shall mature on the first anniversary of the date of execution and delivery of such promissory note and may be prepaid without premium or penalty.

(c) In the event Merger Subsidiary wishes to exercise the Top-Up Option, Merger Subsidiary shall deliver to the Company a notice (the “Top-Up Notice”) setting forth (i) the number of Top-Up Shares that Merger Subsidiary intends to purchase pursuant to the Top-Up Option, (ii) the manner in which Merger Subsidiary intends to pay the applicable purchase price and (iii) the place and time at which the closing of the purchase of such Top-Up Shares by Merger Subsidiary is to take place. The Top-Up Notice shall also include an undertaking signed by Parent and Merger Subsidiary that, as promptly as practicable following such exercise of the Top-Up Option, Merger Subsidiary intends to (and Merger Subsidiary shall, and Parent shall cause Merger Subsidiary to, as promptly as practicable after such exercise) consummate the Merger in accordance with Section 253 of Delaware Law as contemplated by Section 3.01(b). At the closing of the purchase of the Top-Up Shares, Parent and Merger Subsidiary shall cause to be delivered to the Company the consideration required to be delivered in exchange for the Top-Up Shares, and the Company shall cause to be issued to Merger Subsidiary a certificate representing the Top-Up Shares. The parties hereto agree to use their reasonable best efforts to cause the closing of the purchase of the Top-Up Shares to occur on the same day that the Top-Up Notice is deemed received by the Company pursuant to Section 12.01, and if not so consummated on such day, as promptly thereafter as possible. The parties further agree to use their reasonable best efforts to cause the Merger to be consummated in accordance with Section 253 of Delaware Law as contemplated by Section 3.01(b) as close in time as possible to (including, to the extent possible, on the same day as) the issuance of the Top-Up Shares.

(d) Parent and Merger Subsidiary understand that the Top-Up Shares will not be registered under the 1933 Act and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Each of Parent and Merger Subsidiary represents, warrants and agrees that the Top-Up Option is being, and the Top-Up Shares will be, acquired by Merger Subsidiary for the purpose of investment and not with a view to or for resale in connection with any distribution thereof within the meaning of the 1933 Act. Any certificates evidencing Top-Up Shares shall include any legends required by applicable securities laws.

(e) Any dilutive impact on the value of the Shares as a result of the issuance of the Top-Up Shares will not be taken into account in any determination of the fair value of any dissenting Shares pursuant to Section 262 of Delaware Law as contemplated by Section 3.04.

Section 2.05. Adjustments. If, during the period between the date of this Agreement and the Acceptance Date, the outstanding Shares shall have been changed into a different number of shares or a different class as a result of any reclassification, recapitalization, stock split or combination, exchange or readjustment of Shares, or stock dividend thereon with a record date during such period (excluding any such change that results from any exercise of options outstanding as of the date hereof to purchase Shares granted under the Company’s stock option or compensation plans or arrangements, the issuance of Shares in respect of Restricted Stock Units or Performance Shares outstanding as of the date hereof or granted in compliance with this Agreement, the purchase of Shares pursuant to the Company ESPP in compliance with this Agreement, or the exercise of the Top-Up Option to purchase the Top-Up Shares), the Offer Price shall be appropriately and equitably adjusted to reflect such change.

Section 2.06. Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of the Exchange Agent, Parent and Merger Subsidiary shall be entitled to deduct and withhold from the Offer Price otherwise payable in respect of any Shares pursuant to the Offer such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Tax law. If the Exchange Agent, Parent or Merger Subsidiary, as the case may be, so withholds and timely remits amounts to the applicable Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which the Exchange Agent, Parent or Merger Subsidiary, as the case may be, made such deduction and withholding.

ARTICLE 3

THE MERGER

Section 3.01. The Merger. (a) At the Effective Time, Merger Subsidiary shall be merged (the “Merger”) with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

(b) If, at any time after the Acceptance Date, Parent, Merger Subsidiary and any other Subsidiary of Parent shall collectively own at least 90% of the outstanding Shares, the parties shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable without a meeting of stockholders of the Company in accordance with Section 253 of Delaware Law.

(c) Subject to the provisions of Article 10, the closing of the Merger (the “Closing”) shall take place in New York City at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York, 10017 as soon as possible, but in any event no later than three Business Days after the date the conditions set forth in Article 10 have been satisfied, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree.

(d) At the Closing, the Company and Merger Subsidiary shall file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger is duly filed with the Delaware Secretary of State (or at such later time as may be specified in the certificate of merger).

(e) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law.

Section 3.02. Conversion of Shares. At the Effective Time:

(a) Except as otherwise provided in Section 3.02(b), Section 3.02(c) or Section 3.04, each Share outstanding immediately prior to the Effective Time shall be converted into the right to receive the Offer Price in cash, without interest (the “Merger Consideration”). As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration.

(b) Each Share held by the Company as treasury stock or owned by Parent or Merger Subsidiary immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto.

(c) Each Share held by any Subsidiary of Parent (other than the Merger Subsidiary) immediately prior to the Effective Time shall be converted into such number of shares of stock of the Surviving Corporation such that each such Subsidiary owns the same percentage of the outstanding capital stock of the Surviving Corporation immediately following the Effective Time as such Subsidiary owned in the Company immediately prior to the Effective Time.

(d) Each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation (except for any such shares resulting from the conversion of Shares pursuant to Section 3.02(c)).

Section  3.03. Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint an agent (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration (i) certificates representing Shares (the “Certificates”) or (ii) uncertificated Shares (the “Uncertificated Shares”). Parent shall make available to the Exchange Agent, as needed, the Merger Consideration to be paid in respect of the Certificates and the Uncertificated Shares. Promptly after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each holder of Shares at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.

(b) Each holder of Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration payable for each Share represented by a Certificate or for each Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other similar Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 3.

(e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 3.03(a) (and any interest or other income earned thereon) that remains unclaimed by the holders of

Shares six months after the Effective Time shall be returned to the Surviving Corporation, upon demand, and any such holder who has not exchanged such Shares for the Merger Consideration in accordance with this Section 3.03 prior to that time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration in respect of such Shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of Shares one year after the Effective Time (or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by Applicable Law, the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

(f) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 3.03(a) to pay for Shares for which appraisal rights have been perfected shall be returned to Parent, upon demand.

Section 3.04. Dissenting Shares. Notwithstanding Section 3.02, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with Delaware Law shall not be converted into the right to receive the Merger Consideration, unless such holder fails to perfect, withdraws or otherwise loses the right to appraisal. If, after the Effective Time, such holder fails to perfect, withdraws or loses the right to appraisal, such Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares, and Parent shall have the right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent or as otherwise required by Applicable Law or a judgment, injunction or decree of a Governmental Authority of competent jurisdiction, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

Section 3.05. Stock Options. (a) Each option to purchase Shares outstanding under any employee stock option or compensation plan or arrangement of the Company (a “Company Stock Option”), whether or not vested or exercisable, shall be canceled on the Acceptance Date, and the Company shall pay each holder of any such option at or promptly after the Acceptance Date for each such option an amount in cash determined by multiplying (i) the excess, if any, of the Offer Price per Share over the applicable exercise price of such option by (ii) the number of Shares such holder could have purchased (assuming full vesting of all options) had such holder exercised such option in full immediately prior to the Acceptance Date.

(b) Prior to the Acceptance Date, the Company shall (i) obtain any consents from holders of options to purchase Shares granted under the Company’s stock option or compensation plans or arrangements and (ii) take any actions or make any amendments to the terms of such stock option or compensation plans or arrangements that, in the case of either clauses (i) or (ii), are necessary to give effect to the transactions contemplated by Section 3.05(a). Notwithstanding any other provision of this Section, payment may be withheld in respect of any employee stock option until such necessary consents are obtained.

Section 3.06. Performance Shares. The Company shall take all action necessary to cause each Performance Share (whether an Earned Performance Share or an Unearned Performance Share) outstanding under any equity or compensation plan or arrangement of the Company, whether or not vested, to be fully earned at maximum levels and fully vested and be canceled on the Acceptance Date, and the Company shall pay the holder of any such share at or promptly after the Acceptance Date an amount in cash equal to the product of the Offer Price per Share and the number of Shares represented by such share. For purposes of clarity, on and after the date of this Agreement, no Performance Share award (or portion thereof) shall lapse due to failure to achieve a performance metric relating to a performance period ending on or after the date this Agreement, and any such performance metrics will be deemed achieved at maximum levels on the Acceptance Date in accordance with and pursuant to the foregoing sentence.

Section 3.07. Restricted Stock Units. (a) Except as otherwise provided in this Section 3.07(a), the terms of each outstanding Restricted Stock Unit shall be adjusted as necessary to provide that, at the Acceptance Date, each Restricted Stock Unit outstanding immediately prior to the Acceptance Date shall be converted into a restricted stock unit (each, an “Adjusted Unit”) to acquire, on the same terms and conditions as were applicable under such Restricted Stock Unit immediately prior to the Acceptance Date, the number of shares of Parent common stock equal to the product of (i) the number of shares subject to such Restricted Stock Unit immediately prior to the Acceptance Date multiplied by (ii) the Exchange Ratio, with such resulting number of shares rounded down to the nearest whole share. “Exchange Ratio” shall mean the quotient of (i) Offer Price, divided by (ii) the closing price of a share of Parent common stock on the New York Stock Exchange on the Acceptance Date. Each Adjusted Unit held by an award holder shall fully vest upon the termination of employment of such award holder initiated by the employer other than for “Cause” (as such term is defined in Section 3.07(a) of the Company Disclosure Schedule) at any time on or following the Acceptance Date. The foregoing provision shall be in addition to, and not in replacement of, any acceleration of vesting provisions contained in any award agreement, employment agreement or other arrangement. Except as provided in this Section 3.07, each Adjusted Unit will continue to have, and be subject to, the same terms and conditions set forth in the equity compensation plan under which it was granted and the agreements evidencing the grant thereof as in effect immediately prior to the Acceptance Date. Notwithstanding the foregoing and for the avoidance of doubt, each Restricted Stock Unit held by a non-employee director of the Company, whether or not vested, shall be fully vested and cancelled on the Acceptance Date and the Company shall pay to each such holder at or promptly after the Acceptance Date an amount in cash equal to the product of the Offer Price per Share and the number of Shares represented by such Restricted Stock Unit.

(b) Parent shall take such actions as are necessary for the assumption of the Adjusted Units pursuant to this Section 3.07, including the reservation, issuance and listing of Parent common stock as is necessary to effectuate the transactions contemplated by this Section 3.07. Parent shall prepare and file with the SEC a registration statement on an appropriate form, or a post-effective amendment to a registration statement previously filed under the 1933 Act, with respect to the shares of Parent common stock subject to the Adjusted Units and, where applicable, shall have such registration statement declared effective within five (5) Business Days following the Acceptance Date and to maintain the effectiveness of such registration statement covering such Adjusted Units (and to maintain the current status of the prospectus contained therein) for so long as such Adjusted Units remain outstanding.

(c) Prior to the Acceptance Date, the Company shall take any actions with respect to equity or compensation plans or arrangements that are necessary to give effect to the transactions contemplated by this Section 3.07.

Section 3.08. Employee Stock Purchase Plan. The Company shall take all action that is necessary to (a) cause the exercise of each outstanding option under the Company’s 2000 Employee Stock Purchase Plan (the “Company ESPP”) no less than ten Business Days prior to the initial scheduled expiration of the Offer; (b) provide that no further purchase period or offering period shall commence under the Company ESPP following that date; and (c) immediately prior to and effective as of the Effective Time and subject to the consummation of the Merger, terminate the Company ESPP.

Section 3.09. Adjustments. If, during the period between the date of this Agreement and the Effective Time, the outstanding Shares shall have been changed into a different number of shares or a different class as a result of any reclassification, recapitalization, stock split or combination, exchange or readjustment of Shares, or stock dividend thereon with a record date during such period (excluding any such change that results from any exercise of options outstanding as of the date hereof to purchase Shares granted under the Company’s stock option or compensation plans or arrangements, the issuance of Shares in respect of Restricted Stock Units or Performance Shares outstanding as of the date hereof or granted in compliance with this Agreement, the purchase of Shares pursuant to the Company ESPP in compliance with this Agreement, or the exercise of the Top-Up Option to purchase the Top-Up Shares), the Merger Consideration and any other amounts payable pursuant to this Article 3 shall be appropriately and equitably adjusted to reflect such change.

Section 3.10. Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of the Exchange Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the Merger Consideration or any other consideration otherwise payable to any Person pursuant to this Article 3 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Tax law. If the Exchange Agent, the Surviving Corporation or Parent, as the case may be, so withholds and timely remits amounts to the applicable Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which the Exchange Agent, the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

Section 3.11. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct in conformity with the Exchange Agent’s customary market practices, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares represented by such Certificate, as contemplated by this Article 3.

ARTICLE 4

THE SURVIVING CORPORATION

Section 4.01. Certificate of Incorporation. The certificate of incorporation of the Company in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with Applicable Law.

Section 4.02. Bylaws. The bylaws of the Company in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law.

Section 4.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 12.05, except as disclosed in (a)(i) the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2008 (the “Company 10-K”), (ii) the Company’s quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2009 and June 30, 2009, respectively, (iii) each of the Company’s current reports on Form 8-K filed with the SEC since the date of the filing of the Company’s quarterly report on Form 10-Q for the quarterly period ended June 30, 2009 and prior to the date hereof or (iv) the Company’s proxy statement relating to its 2009 annual meeting of stockholders (the documents referred to in the foregoing clauses (i) through (iv), collectively, the “Company SEC Documents”) or (b) as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent that:

Section 5.01. Corporate Existence and Power. (a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all authorizations, permits, consents, approvals and governmental licenses required to carry on its business as now conducted, except for those authorizations, permits, consents, approvals and licenses the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore made available to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as currently in effect.

Section  5.02. Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for the approval of the Company’s stockholders in connection with the consummation of the Merger (if required by Applicable Law), have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding Shares (if required by Applicable Law) is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger (the “Company Stockholder Approval”). This Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b) At a meeting duly called and held, the Board of Directors has (i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, (ii) unanimously approved, adopted and declared advisable this Agreement and the transactions contemplated hereby and (iii) subject to Section 7.04(b), unanimously resolved to recommend acceptance of the Offer and, if required by Delaware Law, adoption of this Agreement by the stockholders of the Company (such recommendation, the “Company Board Recommendation”).

Section 5.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and any applicable foreign Antitrust Laws , (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable state or federal securities laws, (iv) compliance with any applicable rules and regulations of NASDAQ and (v) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a material adverse effect on the Company’s ability to consummate the transactions contemplated by this Agreement.

Section 5.04. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and shall not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any license, agreement or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a material adverse effect on the Company’s ability to consummate the transactions contemplated by this Agreement.

Section 5.05. Capitalization. (a) The authorized capital stock of the Company consists of (i) 200,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). As of the close of business on October 1, 2009 (the “Capitalization Date”), there were outstanding 44,288,723 shares of Common Stock, no shares of Preferred Stock, Company Stock Options to purchase an aggregate of 2,655,365 Shares (of which 2,649,294 are exercisable as of such date and 695,580 of which have an exercise price that is less than the Offer Price), 1,657,677 Restricted Stock Units, 132,699 Earned Performance Shares and 729,096 Unearned Performance Shares. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any employee stock option or other compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights. The Company has delivered to Parent a complete and correct list of each outstanding Company Stock Option, Restricted Stock Unit, Earned Performance Share and Unearned Performance Share, including the holder, date of grant, exercise price (if applicable), vesting schedule and term and number of Shares subject thereto.

(b) There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth in this Section 5.05 and for changes since the Capitalization Date resulting from the exercise of Company Stock Options outstanding on such date, the issuance of shares pursuant to Restricted Stock Units or Performance Shares outstanding on such date or granted after such date in compliance with the terms of this Agreement, or the purchase of Shares pursuant to the Company ESPP in accordance with its terms as in effect on the date hereof, there are no issued, reserved for issuance or outstanding (i) shares of capital stock of or other voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock or other voting securities or ownership interests in or any securities convertible into or exchangeable for capital stock or other voting securities or ownership interests in the Company or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any Company Securities.

(c) None of (i) the Shares or (ii) any other Company Securities are owned by any Subsidiary of the Company.

Section 5.06. Subsidiaries. (a) Each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization, has all organizational powers and all authorizations, permits, consents, approvals and governmental licenses required to carry on its business as now conducted, except for those authorizations, permits, consents, approvals and licenses the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a material adverse effect on the Company’s ability to consummate the transactions contemplated by this Agreement. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. In compliance with Item 601 of Regulation S-K of the 1934 Act, the Subsidiaries of the Company and their respective jurisdictions of organization are identified in the Company 10-K.

(b) All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. Except for the capital stock or other voting securities of, or ownership interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other voting securities of, or ownership interests in, any Person.

Section 5.07. SEC Filings and the Sarbanes-Oxley Act. (a) The Company has filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents, and amendments required to be made thereto, required to be filed or furnished by the Company since January 1, 2006 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company Filings”).

(b) As of its effective date (or, if amended or superseded by a filing prior to the date hereof, on the effective date of such filing), each Company Filing complied, and each Company Filing that becomes effective subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company Filing filed pursuant to the 1934 Act did not, and each Company Filing filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) Each Company Filing that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(e) The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act). Such disclosure controls and procedures are designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic and current reports required under the 1934 Act. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(f) The Company and its Subsidiaries have established and maintained internal control over financial reporting (as defined in Rule 13a-15 under the 1934 Act) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of internal control over financial reporting prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses of which the Company has Knowledge in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal control over financial reporting. The Company has made available to Parent a summary of any such disclosure made by management to the Company’s auditors and audit committee since January 1, 2006.

(g) There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of the Company. The Company has not, since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h) Since January 1, 2006, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

Section 5.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Company SEC Documents fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments in the case of any unaudited interim financial statements).

Section 5.09. Disclosure Documents. (a) Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company’s stockholders in connection with the transactions contemplated by this Agreement (the “Company Disclosure Documents”), including the Schedule 14D-9, the proxy or information statement of the Company (the “Company Proxy Statement”), if any, to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the 1934 Act.

(b)(i) The Company Proxy Statement, as supplemented or amended, if applicable, at the time such Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement and at the Effective Time, and (ii) any Company Disclosure Document (other than the Company Proxy Statement), at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) The information with respect to the Company or any of its Subsidiaries that the Company supplies to Parent specifically for use in the Schedule TO and the Offer Documents, at the time of the filing of the Schedule TO or any amendment or supplement thereto, at the time of any distribution or dissemination of the Offer Documents and at the time of the consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.09 will not apply to statements or omissions included or incorporated by reference in the Company Disclosure Documents, the Company Proxy Statement, the Schedule TO and the Offer Documents based upon information supplied by Parent or Merger Subsidiary or any of their representatives or advisors specifically for use or incorporation by reference therein.

Section 5.10. Absence of Certain Changes. (a) Since the Company Balance Sheet Date until the date hereof, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) From the Company Balance Sheet Date until the date hereof, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of Section 7.01.

Section 5.11. No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (i) liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto; (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the Company Balance Sheet Date; (iii) liabilities or obligations under executory contracts set forth in the Company Disclosure Schedule (excluding liabilities or obligations arising from any breach thereof or default thereunder); and (iv) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.12. Compliance with Laws and Court Orders. The Company and each of its Subsidiaries is in compliance with Applicable Law, and to the Knowledge of the Company, neither the Company nor any of its Subsidiaries is under investigation with respect to and has not been threatened to be charged with or received notice of any violation or breach of, or conflict with, any Applicable Law, and neither the Company nor any of its Subsidiaries is a party to nor, to the Knowledge of the Company, threatened to be made a party to or received notice of any claim or action, whether asserted as a civil matter or by a representative of any Governmental Authority, based upon or alleging any such a violation, breach or conflict of Applicable Law, except in any such case for failures to comply or violations, breaches or conflicts that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a material adverse effect on the Company’s ability to consummate the transactions contemplated by this Agreement. There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority having competent jurisdiction outstanding against the Company or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a material adverse effect on the Company’s ability to consummate the transactions contemplated by this Agreement.

Section 5.13. Litigation. There is no action, suit, investigation or proceeding pending against, or, to the Knowledge of the Company, threatened against, the Company, any of its Subsidiaries, any present or former officer, director or employee of the Company or any of its Subsidiaries (in their capacity as such) or any of their respective properties before (or, in the case of threatened actions, suits, investigations or proceedings, would be before) or by any Governmental Authority or arbitrator, that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a material adverse effect on the Company’s ability to consummate the transactions contemplated by this Agreement.

Section 5.14. Properties. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have good title to, or valid leasehold interests in, all property and assets reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date, except as have been disposed of since the Company Balance Sheet Date in the ordinary course of business consistent with past practice. No such property or assets are subject to any Lien, except (i) Liens disclosed on the Company Balance Sheet, (ii) Liens for Taxes not yet due and payable (and for which adequate accruals or reserves have been established on the Company Balance Sheet in accordance with GAAP); or (iii) Liens which do not materially interfere with the use of such property or asset by the Company or its Subsidiaries.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each lease, sublease or license (each, a “Lease”) under which the Company or any of its Subsidiaries leases, subleases or licenses any real property is valid and in full force and effect or has expired pursuant to its terms and (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge any other party to a Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Lease, and neither the Company nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any Lease.

Section 5.15. Intellectual Property & Information Technology. Section 5.15 of the Company Disclosure Schedule sets forth a complete and correct list of all registrations and applications for the registration or issuance of any Intellectual Property owned by the Company or any of its Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Intellectual Property identified in Section 5.15 of the Company Disclosure Schedule is valid and enforceable; (ii) the Company and each of its Subsidiaries owns, or is licensed or otherwise has the right to use in the manner in which use is made (in each case, free and clear of any Liens, and of any licenses or license restrictions that are inconsistent with the use that is made by the Company or its Subsidiaries), all Intellectual Property and Information Technology used in or necessary for the conduct of its business as currently conducted (including Intellectual Property and Information Technology embodied in the products of the Company or any Subsidiary) and shall continue to own, license or otherwise have rights to such Intellectual Property and Information Technology immediately following the Closing; (iii) neither the Company nor its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of any Person; (iv) to the Knowledge of the Company, no Person has challenged, infringed, misappropriated or otherwise violated any Intellectual Property right owned by the Company or its Subsidiaries, or claimed to be the owner of Intellectual Property or Information Technology purported to be owned by a Company or a Subsidiary; (v) neither the Company nor any of its Subsidiaries has received any written notice, written invitation to license, or otherwise has Knowledge of any pending or threatened claim, action, suit, order or proceeding against the Company or any of its Subsidiaries with respect to any Intellectual Property or Information Technology used by the Company or any of its Subsidiaries, including any written allegation that the any services provided, processes used or products or software manufactured, used, imported, offered for sale, sold or licensed by the Company or any of its Subsidiaries infringes, misappropriates or otherwise violates any Intellectual Property rights of any Person; (vi) the consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any Intellectual Property right owned by the Company or any of its Subsidiaries or any of the Company’s or its Subsidiaries’ rights to Intellectual Property rights granted to them, or impair the right of the Company or its Subsidiaries to develop, use, sell, license or dispose of any Information Technology embodied or incorporated into the products or services of the Company or a Subsidiary, or the right of the Company or any of its Subsidiaries to bring any action for the infringement of, any Intellectual Property owned by the Company or any of its Subsidiaries; (vii) the Company and its Subsidiaries have taken reasonable steps to establish and perfect ownership of Intellectual Property and Information Technology created by their employees and contractors, and to maintain the confidentiality of all Trade Secrets owned, used or held for use by the Company or any of its Subsidiaries, and no Trade Secrets owned by the Company have been disclosed to third parties other than third parties who are subject to a written agreement, employment policy, or other legal obligation not to improperly disclose or use such Trade Secrets, and not to violate any written agreements restricting the Company’s or its Subsidiaries use or disclosure of Trade Secrets owned by another Person; (viii) the Company and all Subsidiaries have maintained all personally identifiable information in their possession, custody or control in material compliance with all Applicable Laws, and there has been no improper disclosure or use of any such personally identifiable information; (ix) all Information Technology used in the ordinary course of business by the Company or any Subsidiary as an end user operate and perform in a manner that permits the Company and its Subsidiaries to conduct their respective businesses as currently conducted; (x) to the Knowledge of the Company, no Person has gained unauthorized access to or use of any Information Technology used by the Company or any Subsidiary either as an end user or as embodied or incorporated into products and services; (xi) the Information Technology embodied or incorporated into the products and services of the Company or any Subsidiary does not contain ‘open source’ code, content or technology that would require, as a condition to the Company’s or any Subsidiary’s right to redistribute such code, content or technology, the Company or any

Subsidiary to disclose or permit the use of the source code to any Information Technology owned by the Company or any of its Subsidiaries (except for bug fixes and modifications to the original ‘open source’ code, content, and technology made by the Company or any of its Subsidiaries); and (xii) the Company and its Subsidiaries have taken reasonable steps to implement a reasonable backup and disaster recovery plan for all Information Technology reasonably necessary to maintain and restore all information technology functions and systems necessary to restore and maintain the operations of the Company and all Subsidiaries.

Section 5.16. Taxes. (a) All material Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due (taking into account any extensions of time within which to file) in accordance with all Applicable Law, and all such Tax Returns are, or shall be at the time of filing, true, correct and complete in all material respects. Each of the Company and its Subsidiaries has disclosed on its income Tax Returns all positions taken therein that could give rise to a substantial understatement of income Tax within the meaning of Section 6662 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law).

(b) Each of the Company and each of its Subsidiaries (i) has paid (or has had paid on its behalf) or has withheld and remitted (or has had withheld and remitted on its behalf) to the appropriate Taxing Authority or has established (or has had established on its behalf and for its sole benefit and recourse) on the financial statements included or incorporated by reference in the Company SEC Documents an adequate accrual, in accordance with GAAP, in each case, for all material Taxes due and payable or (ii) where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) an adequate accrual, in accordance with GAAP, for all material Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books.

(c)(i) The income and franchise Tax Returns of the Company and its Subsidiaries for all material Tax jurisdictions through the Tax year ended December 31, 2005 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired; and (ii) neither the Company nor any of its Subsidiaries has granted an extension or waiver of the limitation period for the assessment or collection of any material Tax that remains in effect.

(d) No Taxing Authority has proposed, or, to the Knowledge of the Company, is threatening to propose any material adjustment to any Tax Return of the Company or any of its Subsidiaries.

(e)(i) There is no claim, audit, action, suit, proceeding, examination or investigation now pending or, to the Company’s Knowledge, threatened against or with respect to the Company or its Subsidiaries in respect of any material Tax or Tax asset; and (ii) there are no settlements of any prior examinations that could reasonably be expected to adversely affect in any material respect any Taxable period for which the statute of limitations has not run or that have not been paid in full.

(f) Neither the Company nor any of its Subsidiaries has made requests for rulings or determinations with respect to any material Tax.

(g) Neither the Company nor any of its Subsidiaries has entered into an agreement or arrangement with any Taxing Authority with regard to liabilities for Taxes other than settlements or compromises with respect to asserted Tax liabilities for prior Taxable years that have no continuing effect.

(h)(i) Neither the Company nor any of its Subsidiaries is a party to, is otherwise bound by or has any obligation under, any Tax Sharing Agreement or similar agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries); and (ii) neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries).

(i) Neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company or, in the case of a Subsidiary acquired by the Company, such Subsidiary).

(j) Neither the Company nor any of its Subsidiaries has participated or engaged in any transaction that constitutes a “reportable transaction” within the meaning of U.S. Treasury Regulations Section 1.6011-4(b).

(k) Neither the Company nor any of its Subsidiaries will be required to include any adjustment in Taxable income for any period after the close of business on the date on which the Effective Time occurs as a result of any: (i) change in method of accounting prior to the close of business on the date on which the Effective Time occurs under Section 481 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law), (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) entered into prior to the close of business on the date on which the Effective Time occurs or (iii) installment sale or open transaction disposition made prior to the close of business on the date on which the Effective Time occurs.

(l) Neither the Company nor any of its Subsidiaries (i) has an excess loss account or (ii) has engaged in any intercompany transaction, in each case described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) and in each case that could result in an inclusion in Taxable income.

(m) During the five-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(n) “Tax” means any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee. “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information. “Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written), including all express or implied agreements or arrangements, binding the Company or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability. “Treasury Regulations” means the rules and regulations promulgated by the U.S. Treasury Department under the Code.

Section 5.17. Employee Benefit Plans. (a) Section 5.17(a) of the Company Disclosure Schedule contains a correct and complete list identifying each material “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any ERISA Affiliate and covers any employee or former employee of the Company or any of its Subsidiaries who performs service in the United States, or with respect to which the Company or any of its Subsidiaries has any material liability. Copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto have been furnished to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such plan or trust. Such plans are referred to collectively herein as the “Employee Plans.”

(b) Neither the Company nor any ERISA Affiliate nor any predecessor thereof sponsors, maintains or contributes to, or has in the past six years sponsored, maintained or contributed to, any Employee Plan subject to Title IV of ERISA.

(c) Neither the Company nor any ERISA Affiliate nor any predecessor thereof contributes to, or has in the past six years contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”).

(d) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination, opinion, notification or advisory letter, or has pending or has time remaining in which to file, an application for such determination, opinion or notification from the Internal Revenue Service, and the Company is not aware of any reason why any such determination, opinion, notification or advisory letter should be revoked or not be reissued. The Company has made available to Parent copies of the most recent Internal Revenue Service determination, opinion, notification or advisory letters with respect to each such Employee Plan. Each Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Employee Plan. To the Knowledge of the Company, no material events have occurred with respect to any Employee Plan that could result in payment or assessment by or against the Company of any material excise taxes under the Code.

(e) The consummation of the transactions contemplated by this Agreement will not entitle any employee or independent contractor of the Company or any of its Subsidiaries to severance pay or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan. There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, would entitle any employee or former employee to any severance or other payment solely as a result of the transactions contemplated hereby, or could give rise to the payment of any amount, that would not be deductible pursuant to the terms of Section 280G or 162(m) of the Code.

(f) Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code or as required by other Applicable Law.

(g) Since December 31, 2008 there has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, an Employee Plan which would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2008, other than as required by Applicable Law.

(h) Neither the Company nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or equivalent contract or understanding with a labor union or labor organization.

(i) All contributions and payments accrued under each Employee Plan, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending as of the date hereof, have been discharged and paid on or prior to the date hereof except to the extent reflected as a liability on the Company Balance Sheet.

(j) There is no material action, suit, investigation, audit or proceeding pending against or involving or, to the Knowledge of the Company, threatened against or involving, any Employee Plan before any Governmental Authority.

(k) The Company has provided Parent with a list and copies of each material International Plan, other than International Plans required by Applicable Laws. Except as is not reasonably likely to result in material liability to the Company or any of its Subsidiaries, each International Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations (including any special provisions relating to qualified plans where such Plan was intended so to qualify) and has been maintained in good standing with applicable regulatory authorities. There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any International Plan that would increase materially the expense of maintaining such International Plan above the level of expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof, except as required by Applicable Law. According to the actuarial assumptions and valuations most recently used for the purpose of funding each International Plan (or, if the same has no such assumptions and valuations or is unfunded, according to actuarial assumptions and valuations in use by the PBGC on the date hereof), as of August 31, 2009, the total amount or value of the funds available under such Plan to pay benefits accrued thereunder or segregated in respect of such accrued benefits, together with any reserve or accrual with respect thereto, exceeded the present value of all benefits (actual or contingent) accrued as of such date of all participants and past participants therein in respect of which the Company or any of its Subsidiaries has or would have after the Effective Time any obligation. From and after the Effective Time, Parent and its Affiliates will get the full benefit of any such funds, accruals or reserves.

(l) No employee or former employee of the Company or any of its Subsidiaries will become entitled to any bonus, retirement, severance, job security or similar benefit or enhanced such benefit (including acceleration of vesting or exercise of an incentive award) solely as a result of the transactions contemplated hereby (other than any such benefit or enhanced benefit resulting from actions taken by Parent or the Surviving Corporation after the Effective Time).

(m) The Compensation Committee of the Board of Directors (the “Compensation Committee”) has (i) approved each Employee Plan pursuant to which consideration is payable to any officer, director or employee who is a holder of any Company Security (each, a “Compensation Arrangement”) as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the 1934 Act, and (ii) taken all other actions necessary or advisable to satisfy the requirements of the non-exclusive safe harbor with respect to such Compensation Arrangement in accordance with Rule 14d-10(d)(2) under the 1934 Act (the approvals and actions referred to in clauses (i) and (ii) above, the “Compensation Arrangement Approvals”). The Board of Directors has determined that the Compensation Committee is composed solely of “independent directors” in accordance with the requirements of Rule 14d-10(d)(2) under the 1934 Act and the instructions thereto.

Section  5.18. Environmental Matters. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review (or any basis therefor) is pending or, to the Knowledge of the Company, threatened, by any Governmental Authority or other Person relating to the Company or any of its Subsidiaries and relating to or arising out of any Environmental Law; (ii) the Company and its Subsidiaries are and have been in compliance with all Environmental Laws and all Environmental Permits; and (iii) there are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law or any Hazardous Substance.

(b) There has been no written environmental investigation, study, audit, test, review or other analysis that is material to the environmental liabilities of the Company or any of its Subsidiaries of which the Company has Knowledge in relation to the current or prior business of the Company or any of its Subsidiaries or any property or facility now or previously owned or leased by the Company or any of its Subsidiaries that has not been delivered or made available to Parent prior to the date hereof.

(c) The consummation of the transactions contemplated hereby require no filings to be made or actions to be taken pursuant to Environmental Laws, including the New Jersey Industrial Site Recovery Act or the “Connecticut Property Transfer Law” (Sections 22a-134 through 22-134e of the Connecticut General Statutes).

(d) For purposes of this Section 5.18, the terms “Company” and “Subsidiaries” shall include any entity that is, in whole or in part, a predecessor of the Company or any of its Subsidiaries.

Section 5.19. Material Contracts. The Company has made available to Parent a true and complete copy of each material contract, agreement, license, consent, arrangement or understanding to which the Company or any of its Subsidiaries is a party (each, a “Material Contract”). Except for breaches, violations or defaults which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a material adverse effect on the Company’s ability to consummate the transactions contemplated by this Agreement, (i) each of the Material Contracts is valid and in full force and effect or has expired pursuant to its terms and (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge any other party to a Material Contract, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Material Contract, and neither the Company nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any Material Contract. Neither the Company nor any of its Subsidiaries is party to any contract, agreement, license, consent, arrangement or understanding containing any provision or covenant limiting in any material respect the ability of the Company or any of its Subsidiaries (or, after the consummation of the Merger, Parent, the Surviving Corporation or any of their respective Subsidiaries) to (i) sell any products or services of or to any other Person or in any field of distribution, whether defined by geography, distribution channel, legal jurisdiction, demographic attributes of such Persons, or other means, (ii) engage in any line of business or (iii) compete with or to obtain products or services from any Person or limiting the ability of any Person to provide products or services to the Company or any of its Subsidiaries (or, after the consummation of the Merger, Parent, the Surviving Corporation or any of their respective Subsidiaries), other than standard non-competition agreements between the Company and its employees.

Section 5.20. Finders’ Fees. Except for Morgan Stanley & Co. Incorporated, a copy of whose engagement agreement has been provided to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 5.21. Opinion of Financial Advisor. The Company has received the opinion of Morgan Stanley & Co. Incorporated, financial advisor to the Company, to the effect that, as of the date of this Agreement, the consideration to be paid pursuant to the Offer and the Merger is fair to the holders of Shares from a financial point of view.

Section 5.22. Antitakeover Statutes. The Company has taken all action necessary to exempt the Offer, the Merger and this Agreement and the transactions contemplated hereby from Section 203 of Delaware Law, and, accordingly, neither such Section nor any other antitakeover or similar statute or regulation applies or purports to apply to any such transactions. To the Company’s Knowledge, no other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal laws apply to this Agreement or any of the transactions contemplated hereby.

Section  5.23. No Other Representations and Warranties. Except for the representations and warranties contained in this Article 5 and as provided in Section 2.01(e) with respect to information furnished by the Company for use in the Schedule TO or the Offer Documents, neither the Company nor any other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or any Subsidiary of the Company or with respect to any other information provided to Parent in connection with the transactions contemplated hereby. Neither the Company nor any other Person acting on behalf of the Company shall be held liable for any actual or alleged damage, liability or loss resulting from the distribution to Parent, or Parent’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Article 5 or furnished by the Company to Parent or Merger Subsidiary for use in the Schedule TO or Offer Documents as provided in Section 2.01(e), or in the case of fraud.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF PARENT

Subject to Section 12.05, except as disclosed in (i) Parent’s annual report on Form 10-K for the fiscal year ended September 30, 2008, (ii) Parent’s quarterly reports on Form 10-Q for the quarterly periods ended December 31, 2009, March 31, 2009 and June 30, 2009, respectively, (iii) each of Parent’s current reports on Form 8-K filed with the SEC since the date of the filing of Parent’s quarterly report on Form 10-Q for the quarterly period ended June 30, 2009 and prior to the date hereof or (iv) Parent’s proxy statement relating to its 2009 annual meeting of stockholders (the documents referred to in the foregoing clauses (i) through (iv), collectively, the “Parent SEC Documents”), Parent represents and warrants to the Company that:

Section 6.01. Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has heretofore made available to the Company true and complete copies of the certificates of incorporation and bylaws of Parent and Merger Subsidiary as currently in effect. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities or incurred any liability other than in connection with or as contemplated by this Agreement.

Section  6.02. Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary, enforceable against Parent and Merger Subsidiary in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 6.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and the Antitrust Laws of the countries set forth in Section 6.03 of the Company Disclosure Schedule (the “Applicable Foreign Antitrust Laws”), (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other state or federal securities laws, and (iv) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 6.04. Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and shall not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 6.03, contravene, conflict with, or result in a violation or breach of any provision of any Applicable Law or (iii) assuming compliance with the matters referred to in Section 6.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any license, agreement or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Parent and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Parent or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 6.05. Disclosure Documents. (a) The information with respect to Parent and any of its Subsidiaries that Parent supplies to the Company specifically for use in any Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (i) in the case of the Company Proxy Statement, as supplemented or amended, if applicable, at the time such Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement and at the Effective Time, and (ii) in the case of any Company Disclosure Document other than the Company Proxy Statement, at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof.

(b) The Schedule TO, when filed, and the Offer Documents, when distributed or disseminated, will comply as to form in all material respects with the applicable requirements of the 1934 Act and, at the time of such filing or the filing of any amendment or supplement thereto, at the time of such distribution or dissemination and at the time of consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties in this Section 6.05 will not apply to statements or omissions included or incorporated by reference in the Schedule TO and the Offer Documents based upon information supplied to Parent or Merger Subsidiary by the Company or any of its representatives or advisors specifically for use or incorporation by reference therein.

Section 6.06. Finders’ Fees. Except for Greenhill & Co., LLC, whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 6.07. Funds. Parent will have, at each of the Acceptance Date and the Effective Time, sufficient funds to perform its obligations under this Agreement, including consummating the Offer, accepting for payment and paying for all Shares validly tendered and not properly withdrawn pursuant to the Offer, consummating the Merger and paying the Merger Consideration and all other consideration payable pursuant to Article 3, and consummating the other transactions contemplated by this Agreement and paying all fees and expenses relating to such transactions.

Section 6.08. No Other Representations and Warranties. Except for the representations and warranties contained in this Article 6 and as provided in Section 2.02(b) with respect to information furnished by Parent or Merger Subsidiary for use in the Schedule 14D-9, neither Parent, Merger Subsidiary nor any other Person on behalf of Parent or Merger Subsidiary makes any express or implied representation or warranty with respect to Parent or any Subsidiary of Parent or with respect to any other information provided to the Company in connection with the transactions contemplated hereby. Neither Parent, Merger Subsidiary nor any other Person acting on behalf of Parent or Merger Subsidiary shall be held liable for any actual or alleged damage, liability or loss resulting from the distribution to the Company, or the Company’s use of, any such information, including any information, documents, projections, forecasts or other material made available to the Company in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Article 6 or furnished by Parent or Merger Subsidiary to the Company for use in the Schedule 14D-9, or in the case of fraud.

ARTICLE 7

COVENANTS OF THE COMPANY

The Company agrees that:

Section 7.01. Conduct of the Company. From the date hereof until the Effective Time, except as may be required by Applicable Law, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and use its reasonable best efforts to (i) preserve intact its present business organization, (ii) maintain in effect all of its foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations, (iii) keep available the services of its directors, officers and key employees and (iv) maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or as set forth in Section 7.01 of the Company Disclosure Schedule, the Company shall not, nor shall it permit any of its Subsidiaries to:

(a) amend its articles of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

(b)(i) split, combine or reclassify any shares of its capital stock or (ii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company Subsidiary Securities other than (A) repurchases of unvested shares in connection with either the termination of the employment relationship with any employee or upon the resignation of any director or consultant, in each case, pursuant to stock option or purchase or award agreements in effect on the date hereof or (B) acquisitions of Company Securities pursuant to the cashless exercise or tax withholding provisions of Company Stock Options, Restricted Stock Units and Performance Shares;

(c)(i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities or Company Subsidiary Securities, other than the issuance of (A) any shares of Common Stock upon the exercise of Company Stock Options or options under the Company ESPP, in each case that are outstanding on the date of this Agreement, in accordance with the terms of such Company Stock Options or options under the Company ESPP, as the case may be, on the date of this Agreement, (B) any shares of Common Stock upon the vesting of Restricted Stock Units and Performance Shares that are outstanding on the date of this Agreement, in accordance with the terms of such Restricted Stock Units or Performance Shares, as the case may be, on the date of this Agreement, (C) any Company Subsidiary Securities to the Company or any other Subsidiary of the Company or (ii) amend any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(d) incur any capital expenditures or any obligations or liabilities in respect thereof, except for (i) those contemplated by the capital expenditure budget that has been made available to Parent prior to the date of this Agreement and (ii) any unbudgeted capital expenditures not to exceed $1,000,000 individually or $2,000,000 in the aggregate;

(e)(i) enter into any contract, agreement, license, consent, arrangement or understanding of the type referred to in the last sentence of Section 5.19 or (ii) except as required by Applicable Law or as necessary to maintain tax-qualified status or tax-favored treatment, enter into, amend or modify in any material respect or terminate any Material Contract or otherwise waive, release or assign any material rights, claims or benefits of the Company or any of its Subsidiaries;

(f)(i) with respect to any director, officer or employee of the Company or any of its Subsidiaries whose annual base salary exceeds $250,000, (A) grant or increase any severance or termination pay to (or amend any existing severance pay or termination arrangement) or (B) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement), (ii) increase benefits payable under any existing severance or termination pay policies, (iii) establish, adopt or amend (except as required by Applicable Law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, stock option, restricted stock or other benefit plan or arrangement or (iv) increase compensation, bonus or other benefits payable to any employee of the Company or any of its Subsidiaries, except, with respect to any director, officer or employee of the Company or any of its Subsidiaries whose annual base salary does not exceed $250,000, for increases in the ordinary course of business consistent with past practice;

(g) change the Company’s methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act, as agreed to by its independent public accountants;

(h) settle, or offer or propose to settle, without the consent of Parent, which shall not be unreasonably withheld, (i) any material litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of its Subsidiaries (including pursuant to any settlement involving aggregate payments by the Company and its Subsidiaries in excess of $500,000), (ii) any stockholder litigation or dispute against the Company or any of its officers or directors or (iii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby;

(i) make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any Tax Returns or file claims for Tax refunds, enter into any closing agreement, settle any Tax claim, audit or assessment, or surrender any right to claim a Tax refund, offset or other reduction in Tax liability;

(j) withdraw or modify, or permit the withdrawal or modification of, the Compensation Arrangement Approvals;

(k) fail to make any filing, pay any fee, or take any other action necessary to maintain the ownership, validity, and enforceability of any material Intellectual Property right owned by the Company or any Subsidiary;

(l) take any action that would make any representation or warranty of the Company hereunder inaccurate in any material respect; or

(m) agree, resolve or commit to do any of the foregoing.

Section 7.02. Stockholder Meeting; Proxy Material. If required by Delaware Law to consummate the Merger, the Company shall cause a meeting of its stockholders (the “Company Stockholder Meeting”) to be duly called and held as soon as reasonably practicable after the Acceptance Date (or, as applicable, after the consummation of any Subsequent Offering Period) for the purpose of voting on the adoption of this Agreement unless Delaware Law does not require a vote of stockholders of the Company for consummation of the Merger. If required by Delaware Law to consummate the Merger, the Board of Directors shall recommend the adoption of this Agreement by the stockholders of the Company. In connection with such meeting, the Company shall (i) promptly prepare and file with the SEC, shall use its reasonable best efforts to have cleared by the SEC and shall thereafter mail to its stockholders as promptly as practicable the Company Proxy Statement and all other proxy materials for such meeting, (ii) use its reasonable best efforts to obtain the Company Stockholder Approval and (iii) otherwise comply with all legal requirements applicable to such meeting.

Section 7.03. Access to Information. From the date hereof until the Effective Time and subject to Applicable Law and the Confidentiality Agreement, the Company shall (i) give Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of the Company and the Subsidiaries, (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct the employees, counsel, financial advisors, auditors and other authorized representatives of the Company and its Subsidiaries to cooperate with Parent in its investigation of the Company and its Subsidiaries; provided that (A) the Company shall not be required to provide access to or otherwise make available or furnish any contracts, agreements or other information governed by a confidentiality, non-disclosure or other similar agreement in effect as of the date hereof (provided that, in such event, the Company shall use its reasonable best efforts to make alternative accommodations to convey the information contained in such information to Parent in a manner that does not breach or otherwise violate such confidentiality or non-disclosure agreements), (B) the Company shall not be required to provide access to or otherwise make available or furnish any information if and to the extent that the provision of such information would reasonably be expected to jeopardize any attorney-client or other legal privilege (provided that, in such event, the Company shall use its reasonable best efforts to make alternative accommodations to convey the information contained in such information to Parent in a manner that does not jeopardize such privileges), (C) the Company shall not be required to provide access to or otherwise make available or furnish any information regarding employees of the Company if and to the extent that the provision of such information would violate applicable privacy laws (provided that, in such event, the Company shall use its reasonable best efforts to make alternative accommodations to convey the information contained in such information to Parent in a manner that does not jeopardize such laws), and (D) the Company shall not be required to provide access to or otherwise make available or furnish any information if and to the extent that the provision of such information would violate any other Applicable Laws, including Antitrust Laws (provided that, in such event, the Company shall use its reasonable best efforts to make alternative accommodations to convey the information contained in such information to Parent in a manner that does not violate such laws). Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. No information or Knowledge obtained by Parent in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company hereunder.

Section 7.04. No Solicitation; Other Offers. (a) General Prohibitions. Neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors (“Representatives”) to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party that is seeking to make, or has made, an Acquisition Proposal, (iii) fail to make, withdraw or modify in a manner adverse to Parent the Company Board Recommendation (or recommend an Acquisition Proposal or take any action or make any statement inconsistent with the Company Board Recommendation) (any of the foregoing in this clause (iii), an “Adverse Recommendation Change”), (iv) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries, (v) approve any transaction under, or any Person becoming an “interested stockholder” under, Section 203 of Delaware Law or (vi) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal. It is agreed that any violation of the restrictions on the Company set forth in this Section by any Representative of the Company or any of its Subsidiaries shall be a breach of this Section by the Company.

(b) Exceptions. Notwithstanding Section 7.04(a), at any time prior to the Acceptance Date:

(i) the Company, directly or indirectly through advisors, agents or other intermediaries, may (A) engage in negotiations or discussions with any Third Party and its Representatives that, subject to the Company’s compliance with Section 7.04(a), has made after the date of this Agreement a bona fide, written Acquisition Proposal that the Board of Directors believes in good faith is or is reasonably likely to lead to a Superior Proposal and (B) furnish to such Third Party or its Representatives non-public information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement (a copy of which shall be provided for informational purposes only to Parent) with such Third Party containing confidentiality provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement (it being understood and hereby agreed that such confidentiality agreement need not contain a “standstill” or similar provision that prohibits such Third Party from making any Acquisition Proposals, acquiring Shares or taking any other action); provided that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such Third Party;

(ii) the Board of Directors may make an Adverse Recommendation Change based on events, developments, occurrences or changes of circumstances or facts that arise after the date hereof; and

(iii) the Company may grant any waiver or release under any “standstill” or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries,

in each case referred to in the foregoing clauses (i), (ii) and (iii) only if the Board of Directors determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Delaware Law.

In addition, nothing contained herein shall prevent the Board of Directors from complying with Rule 14e-2(a) under the 1934 Act with regard to an Acquisition Proposal; provided that any such action taken or statement made that relates to an Acquisition Proposal shall be deemed to be an Adverse Recommendation Change unless the Board of Directors reaffirms the Company Board Recommendation in such statement or in connection with such action.

(c) Required Notices. The Board of Directors shall not take any of the actions referred to in Section 7.04 unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action, and, after taking such action, the Company shall continue to advise Parent on a reasonably current basis of the status and material terms of any discussions and negotiations with the Third Party. In addition, the Company shall notify Parent promptly (but in no event later than 24 hours) after receipt by the Company (or any of its Representatives) of any Acquisition Proposal, any express indication that a Third Party is considering making an Acquisition Proposal, or any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that would reasonably be expected to lead to, result in or facilitate the making of an Acquisition Proposal. The Company shall provide such notice orally and in writing and shall identify the Third Party making, and the terms and conditions of, any such Acquisition Proposal, indication or request. The Company shall keep Parent reasonably informed, on a reasonably current basis, of the status and material terms of any such Acquisition Proposal, indication or request and shall promptly (but in no event later than 24 hours after receipt) provide to Parent copies of all correspondence and written materials sent or provided to the Company or any of its Subsidiaries that describe any terms or conditions of any Acquisition Proposal (as well as written summaries of any oral communications addressing such matters). Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of the Company’s compliance with this Section 7.04(c).

(d) “Last Look”. Further, the Board of Directors shall not make an Adverse Recommendation Change in response to an Acquisition Proposal unless (i) such Acquisition Proposal constitutes a Superior Proposal, (ii) the Company promptly notifies Parent in writing at least five (5) Business Days before taking that action of its intention to do so, which notice shall attach the most current version of the proposed agreement under which the transaction contemplated by such Superior Proposal is proposed to be consummated and the identity of the Third Party making the Acquisition Proposal, and (iii) Parent does not make, within the foregoing five (5) Business Day period, a binding offer capable of being accepted by the Company that in the good faith judgment of the Board of Directors is at least as favorable to the stockholders of the Company (in their capacity as such) as such Superior Proposal (it being understood and agreed that any amendment to the financial terms or other material terms of such Superior Proposal shall require a new written notification from the Company and a new five (5) Business Day period under this Section 7.04(d)).

(e) Definition of Superior Proposal. For purposes of this Agreement, “Superior Proposal” means a bona fide, unsolicited written Acquisition Proposal for at least a majority of the outstanding Shares or all or substantially all of the consolidated assets of the Company and its Subsidiaries on terms that the Board of Directors determines in good faith by a majority vote, after considering the advice of a financial advisor of nationally recognized reputation and outside legal counsel and taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, are more favorable to the Company’s stockholders (in their capacity as such) than the transactions contemplated by this Agreement (taking into account any binding offer by Parent capable of being accepted by the Company to amend the terms of this Agreement pursuant to Section 7.04(d)), and which the Board of Directors determines is reasonably likely to be consummated and for which financing, if a cash transaction (whether in whole or in part), is then fully committed or reasonably available as determined in good faith by the Board of Directors.

(f) Obligation of the Company to Terminate Existing Discussions. The Company shall, and shall cause its Subsidiaries and its and their Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party and its Representatives conducted prior to the date hereof with respect to any Acquisition Proposal. The Company shall promptly request that each Third Party, if any, that has executed a confidentiality agreement within the 12-month period prior to the date hereof in connection with its consideration of any Acquisition Proposal return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company or any of its Subsidiaries (and all analyses and other materials prepared by or on behalf of such Person that contain, reflect or analyze that information), and if and to the extent contemplated by any such confidentiality agreements, the Company shall use its reasonable best efforts to obtain certifications of such return or destruction from such other Persons as promptly as practicable after receipt thereof.

Section 7.05. Compensation Arrangements. Prior to the Effective Time, the Company (acting through its Compensation Committee) will take all steps that may be necessary or advisable to cause each Compensation Arrangement entered into by the Company or any of its Subsidiaries on or after the date hereof to be approved by the Compensation Committee (comprised solely of “independent directors” determined in the manner described in the last sentence of Section 5.17(m)) as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the 1934 Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) of the 1934 Act.

ARTICLE 8

COVENANTS OF PARENT

Parent agrees that:

Section 8.01. Obligations of Merger Subsidiary. Parent shall take all action necessary to cause and enable Merger Subsidiary to perform its obligations under this Agreement and to consummate the Offer and the Merger on the terms and conditions set forth in this Agreement, including by providing all funds necessary to enable Merger Subsidiary to pay for all Shares that Merger Subsidiary becomes obligated to pay for pursuant to the Offer and all funds necessary to pay the Merger Consideration that becomes payable upon consummation of the Merger and all amounts due and payable in respect of Company Stock Options and Performance Shares pursuant to this Agreement.

Section 8.02. Voting of Shares. Parent shall vote all Shares beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Company Stockholder Meeting.

Section 8.03. Director and Officer Liability. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a) For six years after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless the present and former officers and directors of the Company (each, an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by Delaware Law or any other Applicable Law or provided under the Company’s certificate of incorporation and bylaws in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under Applicable Law.

(b) For six years after the Effective Time, Parent shall cause to be maintained in effect provisions in the Surviving Corporation’s certificate of incorporation and bylaws (or in such documents of any successor to the business of the Surviving Corporation) regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement.

(c) At any time prior to the Effective Time, the Company shall, subject to the consent of Parent (such consent not to be unreasonably withheld), be permitted to purchase a six-year “tail” or runoff policy under the Company’s directors’ and officers’ insurance policies and fiduciary liability insurance policies in effect on the date hereof (collectively, the “D&O Insurance”), provided that the aggregate cost for such “tail” or runoff policy does not exceed 250% of the current annual premium paid by the Company for the D&O Insurance (which amount is set forth in Section 8.03(c) of the Company Disclosure Schedule). In the event that the Company shall not purchase such “tail” or runoff policy, Parent shall cause the Surviving Corporation to either (i) continue to maintain in effect for six years after the Effective Time the D&O Insurance with terms, conditions, retentions and limits of liability that are at least as favorable as those contained in the Company’s D&O Insurance policies in effect as of the date hereof or (ii) purchase comparable directors’ and officers’ insurance for such six-year period with terms, conditions, retentions and limits of liability that are at least as favorable as those contained in the Company’s D&O Insurance policies in effect as of the date hereof; provided that if the aggregate cost for such insurance coverage exceeds 250% of the current annual premium paid by the Company (which amount is set forth in Section 8.03(c) of the Company Disclosure Schedule), the Surviving Corporation shall be obligated to obtain D&O Insurance with the best available coverage with respect to matters occurring at or prior to the Effective Time for an aggregate cost of 250% of the current annual premium.

(d) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 8.03.

(e) The rights of each Indemnified Person under this Section 8.03 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, under Delaware Law or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger, are intended to benefit, and shall be enforceable by, each Indemnified Person (and their heirs and assigns, if applicable), and shall not be modified in a manner adverse to any Indemnified Person (or their heirs and assigns, if applicable) without the consent of such affected Indemnified Person (or their heirs and assigns, if applicable), it being understood that the Indemnified Persons (and their heirs and assigns, if applicable) shall be third-party beneficiaries of this Section 8.03.

Section  8.04. Employee Matters. Following the Effective Time, Parent will, subject to Applicable Law, give each employee of Parent or the Surviving Corporation or their respective Subsidiaries who shall have been an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time (“Continuing Employees”) full credit for prior service with the Company and its Subsidiaries (or predecessor employers to the extent the Company provides such past service credit) for purposes of (i) eligibility and, other than with respect to a defined benefit plan, vesting under any employee benefit plans and (ii) determination of benefit levels relating to vacation, sick, personal time off or severance plans and policies, in each case for which the Continuing Employee is otherwise eligible and in which the Continuing Employee is offered participation, except if such credit would result in a duplication of benefits. In addition, Parent shall waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable plan of the Company or its Subsidiaries prior to the Effective Time and use commercially reasonable efforts to recognize for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by Continuing Employees in the calendar year in which the Effective Time occurs. For a period of one year following the Effective Time, Parent shall provide the Continuing Employees who are employed by Parent or one of its Subsidiaries during such period with base salary or base wages, commissions and bonus opportunity and benefits (other than equity-based compensation) that is in the aggregate at least substantially equivalent to such base salary or base wages, commissions, bonus opportunity and benefits as in effect immediately prior to the Effective Time; provided that the foregoing shall not require the renewal of the individual bonus arrangements listed in Section 8.04 of the Company Disclosure Schedule after the expiration of the bonus arrangements on December 31, 2009. Within 30 days following the Acceptance Date, Parent shall, or shall cause the Surviving Corporation to, implement a retention bonus program for the benefit of certain Continuing Employees providing for payment of retention bonuses in the amount (assuming full payout under such program in accordance with its terms) set forth in Section 8.04 of the Company Disclosure Schedule.

ARTICLE 9

COVENANTS OF PARENT AND THE COMPANY

The parties hereto agree that:

Section 9.01. Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, the Company and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement; provided that the parties hereto understand and agree that for all purposes of this Agreement the reasonable best efforts of any party hereto shall not be deemed to include (A) entering into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated hereby, (B) litigating, challenging or taking any other action with respect to any action or proceeding by any Governmental Authority or (C) divesting or otherwise holding separate (including by establishing a trust or otherwise), or taking any other action (or otherwise agreeing to do any of the foregoing) with respect to any of its or the Surviving Corporation’s Subsidiaries or any of their respective Affiliates’ businesses, assets or properties.

(b) In furtherance and not in limitation of the foregoing, each of Parent and the Company shall make all requisite filings and notifications pursuant to applicable Antitrust Laws (including an appropriate filing of a Notification and Report Form pursuant to the HSR Act and appropriate filings and notifications under the Applicable Foreign Antitrust Laws) with respect to the transactions contemplated hereby as promptly as practicable after the date hereof (and in any event, in the case of such filing pursuant to the HSR Act, within ten Business Days after the date hereof, and in the case of such filings and notifications under the Applicable Foreign Antitrust Laws, within 20 Business Days after the date hereof) and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any other applicable Antitrust Laws (including the Applicable Foreign Antitrust Laws) and to use their reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and other applicable Antitrust Laws (including the Applicable Foreign Antitrust Laws) as soon as practicable. Subject to and in furtherance of this Section 9.01, Parent and Company shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to Applicable Laws, with respect to any information which appears in any filing made with, or written materials submitted to, any Governmental Authority in connection with the transactions contemplated by this Agreement, other than with respect to the Schedule TO, the Offer Documents and the Schedule 14D-9 (which are addressed by Article 2). In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as reasonably practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. Other than with respect to the Schedule TO, the Offer Documents and the Schedule 14D-9 (which are addressed by Article 2), Parent and Company shall (i) promptly advise each other of (and Parent or Company shall so advise with respect to communications received by any Affiliate of Parent or Company, as the case may be) any written or oral communication from any Governmental Authority whose consent or approval is or may be required to consummate the transactions contemplated by this Agreement, (ii) not participate in any substantive meeting or discussion with any Governmental Authority in respect of any filing, investigation, or inquiry concerning this Agreement or the transactions contemplated by this Agreement unless it consults with the other party in advance, and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate in such meeting or discussion, and (iii) promptly furnish the other party with copies of all correspondence, filings, and written communications between them and their Subsidiaries and Representatives, on the one hand, and any Governmental Authority or its respective staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement, except that materials may be redacted (x) to remove references concerning the valuation of the businesses of Company, (y) as necessary to comply with contractual arrangements, and (z) as necessary to address reasonable privilege or confidentiality concerns. Neither Parent nor Company shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Authority without the consent of the other party (which consent shall not be unreasonably withheld, delayed or conditioned).

(c) If on or prior to the Acceptance Date, the requisite consent of the lenders under that certain Credit Agreement, dated as of June 16, 2006, by and among the Company, the guarantors party thereto, the lenders party thereto and Regions Bank, as administrative agent (as amended, modified or supplemented from time to time, the “Credit Facility”) has not been obtained so that the consummation of the Offer will not constitute a breach of or default under the Credit Facility, then Parent shall make appropriate arrangements to enable the Company to satisfy all outstanding obligations owed by the Company under the Credit Facility on the Acceptance Date and to terminate such Credit Facility on the Acceptance Date.

(d) Effective as of the Effective Time, Parent shall assume the indemnity obligations of Crimson Acquisition Corp. pursuant to Schedule 7 to the Offer Letter made by Crimson Acquisition Corp. in connection with the acquisition of LANDesk Group Limited by the Company.

Section 9.02. Certain Filings. The Company, on the one hand, and Parent and Merger Subsidiary, on the other hand, shall cooperate with one another (i) in connection with the preparation of the Company Disclosure Documents and the Offer Documents, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents or the Offer Documents and seeking timely to obtain any such actions, consents, approvals or waivers.

Section 9.03. Public Announcements. Parent and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution) or making any other public statement, or scheduling any press conference or conference call with investors or analysts, with respect to this Agreement or the transactions contemplated hereby and, except in respect of any public statement or press release as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release or make any such other public statement or schedule any such press conference or conference call before such consultation; provided, that notwithstanding the foregoing, the Company shall not be required to consult with Parent pursuant to this Section 9.03 in connection with any actions taken pursuant to Section 7.04(b), including issuing any press release, having any communication with the press (whether or not for attribution) or making any other public statement, or scheduling any press conference or conference call with investors or analysts, provided that the Company complies with the terms of Section 7.04 in connection therewith.

Section  9.04. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 9.05. Section 16 Matters. Prior to the Effective Time, each party shall take all such steps as may be required to cause any dispositions of Shares in connection with the transactions contemplated by this Agreement (including derivative securities of such Shares) by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company and will become subject to such reporting requirements with respect to Parent to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 9.06. Notices of Certain Events. Each of the Company and Parent shall promptly notify the other in the event that any of its directors or executive officers becomes aware of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) subject to the terms of Article 2 in respect of the Schedule TO, the Offer Documents and the Schedule 14D-9, any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(c) any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge, threatened against the Company or any of its Subsidiaries or, to the knowledge of Parent’s executive officers, Parent and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the transactions contemplated by this Agreement;

(d) any inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that could reasonably be expected to cause any Offer Condition not to be satisfied;

(e) any failure of that party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; and

(f) in the case of the Company only, if the Company or any of its Subsidiaries shall have taken, or agreed, resolved or committed to take, any Specified Action;

provided that the delivery of any notice pursuant to this Section 9.06 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section  9.07. De-listing. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Laws and rules and policies of NASDAQ to enable the de-listing by the Surviving Corporation of the Common Stock from NASDAQ and the deregistration of the Common Stock under the 1934 Act.

Section 9.08. Takeover Statutes. If any “control share acquisition,” “fair price,” “moratorium” or other antitakeover or similar statute or regulation shall become applicable to the transactions contemplated by this Agreement, each of the Company, Parent and Merger Subsidiary and the respective members of their boards of directors shall, to the extent permitted by Applicable Law, use reasonable best efforts to grant such approvals and to take such actions as are reasonably necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated herein and otherwise to take all such other actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby.

ARTICLE 10

CONDITIONS TO THE MERGER

Section 10.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

(a) if required by Delaware Law, the Company Stockholder Approval shall have been obtained in accordance with such Law;

(b) no Applicable Law shall prohibit the consummation of the Merger; and

(c) Merger Subsidiary shall have purchased Shares pursuant to the Offer.

ARTICLE 11

TERMINATION

Section 11.01. Termination. This Agreement may be terminated and the Merger may be abandoned (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a) at any time prior to the Acceptance Date, by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if:

(i) the Acceptance Date shall not have occurred on or before March 31, 2010 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 11.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement causes or results in the failure of the Offer to be consummated by such time; or

(ii) there shall be (A) any applicable law, statute, regulation or rule enacted by any Governmental Authority or otherwise in effect that makes consummation of the Offer or the Merger illegal or otherwise prohibited, or (B) any applicable order, injunction, judgment or decree that enjoins Merger Subsidiary from consummating the Offer or the Company, Parent or Merger Subsidiary from consummating the Merger and such order, injunction, judgment or decree shall have become final and nonappealable;

(c) by Parent, if, prior to the Acceptance Date:

(i) an Adverse Recommendation Change shall have occurred;

(ii) there shall have been an intentional and material breach of Section 7.04;

(iii) a breach of any representation or warranty of the Company set forth in this Agreement, or failure to perform any covenant or agreement set forth in this Agreement on the part of the Company, shall have occurred that would cause the conditions set forth in clause (ii)(C) or (D) of Annex I to exist and which is incapable of being cured by the End Date; or

(iv) the Company or any of its Subsidiaries shall have taken, or agreed, resolved or committed to take, any Specified Action, provided that any such Specified Action taken, or any such agreement,

resolution or commitment to take a Specified Action, is incapable of being retracted, reversed, rescinded or otherwise cured by the End Date;

(d) by the Company if, prior to the Acceptance Date,

(i)(A) the Company has received a bona fide, written Acquisition Proposal that constitutes a Superior Proposal, (B) the Company has notified Parent in writing at least five (5) Business Days before terminating this Agreement pursuant to this Section 11.01(d)(i) of its intention to do so, which notice shall attach the definitive agreement under which the transaction contemplated by such Superior Proposal is proposed to be consummated, (C) Parent has not made, within the foregoing five (5) Business Day period, a binding offer capable of being accepted by the Company that in the good faith judgment of the Board of Directors is at least as favorable to the stockholders of the Company (in their capacity as such) as such Superior Proposal (it being understood that any amendment to the financial terms or other material terms of such Superior Proposal shall require a new written notification from the Company and a new five (5) Business Day period), and (D) the Company pays to Parent the Termination Fee contemplated by Section 12.04(b)(ii); or

(ii) a breach in any material respect of any representation or warranty of Parent and Merger Subsidiary set forth in this Agreement, or failure to perform in any material respect any covenant or agreement set forth in this Agreement on the part of Parent or Merger Subsidiary, shall have occurred that is incapable of being cured by the End Date.

The party desiring to terminate this Agreement pursuant to this Section 11.01 (other than pursuant to Section 11.01(a)) shall give notice of such termination to the other party.

Section 11.02. Effect of Termination. If this Agreement is terminated pursuant to Section 11.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided that, if such termination shall result from the intentional (i) failure of either party to fulfill a condition to the performance of the obligations of the other party or (ii) failure of either party to perform a covenant hereof, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure. The provisions of this Section 11.02 and Article 12 shall survive any termination hereof pursuant to Section 11.01.

ARTICLE 12

MISCELLANEOUS

Section 12.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Parent or Merger Subsidiary, to:

Emerson Electric Co.

8000 West Florissant Avenue

St. Louis, Missouri 63136

Attention: Frank L. Steeves

                     Victor Lazzaretti

Facsimile No.: (314) 553-3205

with a copy to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention: Phillip R. Mills, Esq.

                     Marc O. Williams, Esq.

Facsimile No.: (212) 701-5800

if to the Company, to:

Avocent Corporation

4991 Corporate Drive

Huntsville, Alabama 35805

Attention: Michael Borman

Facsimile No.: (256) 430-4032

with copies to:

Avocent Corporation

11335 NE 122nd Way, Suite 140

Kirkland, Washington 98034-6919

Attention: Sam Saracino

Facsimile No.: (425) 497-5599

Wilson Sonsini Goodrich & Rosati

Professional Corporation

701 Fifth Avenue, Suite 5100

Seattle, Washington 98104

Attention: Patrick Schultheis, Esq.

Facsimile No.: (206) 883-2699

and

Wilson Sonsini Goodrich & Rosati

Professional Corporation

One Market, Spear Tower, Suite 3300

San Francisco, California 94105

Attention: Michael Ringler, Esq.

Facsimile No.: (415) 947-2099

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received on the next succeeding business day in the place of receipt.

Section 12.02. Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.

Section 12.03. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that (i) after the Acceptance Date, (A) no amendment shall be made that decreases the Offer Price or the Merger Consideration and (B) any such amendment shall require the approval of a majority of the Continuing Independent Directors (or, if there are two or fewer Continuing Independent Directors, all of the Continuing Independent Directors) and (ii) after the Company Stockholder Approval has been obtained there shall be no amendment or waiver that would require the further approval of the stockholders of the Company under Delaware Law without such approval having first been obtained.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section  12.04. Expenses. (a) General. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b) Termination Fee. (i) If this Agreement is terminated by Parent pursuant to Section 11.01(c)(i), 11.01(c)(ii) or 11.01(c)(iv), then the Company shall pay to Parent in immediately available funds Thirty Five Million Dollars ($35,000,000) (the “Termination Fee”) within one Business Day after such termination.

(ii) If this Agreement is terminated by the Company pursuant to Section 11.01(d)(i), then the Company shall pay to Parent in immediately available funds, concurrently with and as a condition to such termination, the Termination Fee.

(iii) If (A) this Agreement is terminated by Parent or the Company pursuant to Section 11.01(b)(i), (B) after the date of this Agreement and prior to such termination, an Acquisition Proposal shall have been publicly announced or otherwise been communicated to the Board of Directors or the Company’s stockholders, and (C) within 12 months following the date of such termination, the Company shall have entered into a definitive agreement with respect to an Acquisition Proposal, recommended to its stockholders an Acquisition Proposal or an Acquisition Proposal shall have been consummated (provided that for purposes of this clause (C), each reference to “15%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”), then the Company shall pay to Parent in immediately available funds, concurrently with the occurrence of the applicable event described in clause (C), the Termination Fee.

(iv) If (A) this Agreement is terminated by Parent pursuant to Section 11.01(c)(iii) as a result of a failure to perform a covenant or agreement of the Company set forth in this Agreement, (B) after the date of this Agreement and prior to such failure, an Acquisition Proposal shall have been publicly announced or otherwise been communicated to the Board of Directors or the Company’s stockholders, and (C) within 12 months following the date of such termination, the Company shall have entered into a definitive agreement with respect to an Acquisition Proposal, recommended to its stockholders an Acquisition Proposal or an Acquisition Proposal shall have been consummated (provided that for purposes of this clause (C), each reference to “15%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”), then the Company shall pay to Parent in immediately available funds, concurrently with the occurrence of the applicable event described in clause (C), the Termination Fee less any amounts actually paid by the Company pursuant to Section 12.04(c).

(c) Reimbursement. Upon termination of this Agreement pursuant to Section 11.01(c)(iii) as a result of a failure to perform a covenant or agreement of the Company set forth in this Agreement, the Company shall, to the extent requested by Parent, reimburse Parent and its Affiliates (by wire transfer of immediately available funds), no later than two Business Days after such request, for up to a maximum of Seven Million, Five Hundred Thousand Dollars ($7,500,000) (in the aggregate) of their reasonable out-of-pocket fees and expenses (including reasonable fees and expenses of their counsel) actually incurred by any of them in connection with this Agreement and the transactions contemplated hereby, provided, that (i) if Parent and Merger Subsidiary request and receive payment of such fees and expenses pursuant to this Section 12.04(c), then the parties hereby agree (for and on behalf of themselves and their Affiliates) that such payment shall deemed to be liquidated damages for any and all damages, losses, fees and expenses suffered or incurred by Parent and its Affiliates arising out of this Agreement and the transactions contemplated hereby, and Parent and its Affiliates shall not be entitled to (and shall not) bring any suit, claim or other legal proceeding (whether at law or in equity) for, or otherwise receive payment for any other damages, losses, fees or expenses otherwise suffered or incurred by any such parties as a result of or in connection with this Agreement or the transactions contemplated hereby, and (ii) if Parent or any of its Affiliates shall file a suit, claim or other legal proceeding against the Company or any of its Affiliates alleging or otherwise based upon the Company’s failure to perform a covenant or agreement of the Company set forth in this Agreement (other than a suit, claim or other legal proceeding to collect the expense reimbursement fee contemplated by this Section 12.04(c)), then Parent and its Affiliates shall be deemed to have irrevocably and unconditionally waived any and all right to receive (and shall not be entitled to receive) any expense reimbursement fee pursuant to this Section 12.04(c) regardless of the outcome of any such suit, claim or other legal proceeding.

(d) Other Costs and Expenses. The Company acknowledges that the agreements contained in this Section 12.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Subsidiary would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due to Parent pursuant to this Section 12.04, it shall also pay any costs and expenses incurred by Parent or Merger Subsidiary in connection with a legal action to enforce this Agreement that results in a judgment against the Company for such amount, together with interest on the amount of any unpaid fee, cost or expense at the publicly announced prime rate of Citibank, N.A. from the date such fee, cost or expense was required to be paid to (but excluding) the payment date.

Section 12.05. Disclosure Schedule and SEC Document References. (a) The parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties of such party that is contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent to a reasonable person who has read that reference and such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed.

(b) The parties hereto agree that any information contained in any part of any Company SEC Document or Parent SEC Document shall only be deemed to be an exception to (or a disclosure for purposes of) the Company’s or Parent’s representations and warranties, as the case may be, if the relevance of that information as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent to a person who has read that information concurrently with such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed; provided that in no event shall any information contained in any part of any Company SEC Document or Parent SEC Document entitled “Risk Factors” or containing a description or explanation of “Forward-Looking Statements” be deemed to be an exception to (or a disclosure for purposes of) any representations and warranties of the Company or Parent, as the case may be, contained in this Agreement.

Section 12.06. Binding Effect; Benefit; Assignment. (a) The provisions of this Agreement shall be binding upon and, except as provided in Section 8.03, shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 8.03, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates at any time and, after the Acceptance Date, to the Offer to any Person; provided that such transfer or assignment shall not relieve Parent or Merger Subsidiary of its obligations under the Offer, enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Subsidiary or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

Section 12.07. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions, without the posting of any bond, to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in the Delaware Chancery Court, this being in addition to any other remedy to which they are entitled at law or in equity. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

Section 12.08. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 12.09. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.01 shall be deemed effective service of process on such party.

Section 12.10. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.11. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 12.12. Confidentiality Agreement. The parties acknowledge and agree that the Confidentiality Agreement dated as of June 16, 2009 by and between the Company and Parent (as amended by this Section 12.12, the “Confidentiality Agreement”) shall remain in full force and effect from and after the execution and delivery of this Agreement; provided that upon the execution and delivery of this Agreement, automatically and without any action on the part of the parties thereto, Section 12 thereof shall terminate and be of no further force or effect. Notwithstanding the foregoing, in the event that this Agreement is terminated for any reason other than by Parent pursuant to Section 11.01(c)(i) or Section 11.01(c)(ii) or by the Company pursuant to Section 11.01(d)(i), then automatically and without any action on the part of the parties thereto, the provisions of Section 12 shall thereupon become, and thereafter be, effective in accordance with their respective terms; provided that (i) if a “Significant Event” (as defined in such Section 12) shall occur after the date hereof and prior to any such termination then such Section 12 shall not become so effective again, and (ii) if the Company shall enter into a confidentiality agreement after the date hereof and prior to any such termination of this Agreement and such confidentiality agreement (a) does not contain a “standstill” or similar provision or (b) contains a “standstill” or similar provision that is less restrictive (including as a result of any amendment or waiver thereof) than the provisions of such Section 12, then the Company shall concurrently with entering into such confidentiality agreement provide Parent with notice of the terms of such less restrictive provisions and, as applicable, in the case of clause (a), such Section 12 shall not become so effective again, and in the case of clause (b), the provisions of such Section 12 shall be deemed to be automatically amended to be equivalent to such less restrictive provisions.

Section 12.13. Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 12.14. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

[The remainder of this page has been intentionally left blank; the next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

AVOCENT CORPORATION

By:	/s/ MICHAEL J. BORMAN
Name:	Michael J. Borman
Title:	CEO

EMERSON ELECTRIC CO.

By:	/s/ DAVID N. FARR
Name:	David N. Farr
Title:	Chairman, Chief Executive Officer and President

GLOBE ACQUISITION CORPORATION

By:	/s/ CRAIG W. ASHMORE
Name:	Craig W. Ashmore
Title:	President

ANNEX I

Notwithstanding any other provision of the Offer, Merger Subsidiary shall not be required to accept for payment or pay for any Shares if:

(i) prior to the expiration of the Offer (as it may be extended from time to time pursuant to the Agreement),

(A) there shall not have been validly tendered in accordance with the terms of the Offer, and not withdrawn, a number of Shares that, together with the Shares then owned by Parent and/or Merger Subsidiary, represents at least a majority of the Shares then outstanding (the “Minimum Condition”), or

(B) the applicable waiting period under the HSR Act shall not have expired or been terminated, or any requisite clearances and approvals under the Applicable Foreign Antitrust Laws shall not have been obtained, or

(ii) as of immediately prior to the expiration of the Offer (as it may be extended from time to time pursuant to the Agreement),

(A) there shall be instituted or pending any action or proceeding by any Governmental Authority (1) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some or all of the Shares by Parent or Merger Subsidiary or the consummation of the Merger, (2) seeking to obtain material damages relating to the transactions contemplated by the Offer or the Merger, (3) seeking to restrain or prohibit Parent’s ownership or operation (or that of its Affiliates) of all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, or to compel Parent or any of its Affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, (4) seeking to impose or confirm material limitations on the ability of Parent, Merger Subsidiary or any of Parent’s other Affiliates effectively to exercise full rights of ownership of the Shares, including the right to vote any Shares acquired or owned by Parent, Merger Subsidiary or any of Parent’s other Affiliates on all matters properly presented to the Company’s stockholders or (5) seeking to require divestiture by Parent, Merger Subsidiary or any of Parent’s other Affiliates of any Shares,

(B) any Applicable Law shall have been enacted, enforced, promulgated, issued or deemed applicable to the Offer or the Merger by any Governmental Authority (other than the HSR Act and the Applicable Foreign Antitrust Laws) that is reasonably likely, directly or indirectly, to make illegal or otherwise directly or indirectly restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some or all of the Shares or the consummation of the Offer or the Merger,

(C) (1) any of the representations and warranties of the Company contained in any of Sections 5.01(a), 5.02, 5.05, 5.20, 5.21 or 5.22 shall not be true in all material respects at and as of immediately prior to the expiration of the Offer (as it may be extended from time to time pursuant to the Agreement) as if made at and as of such time (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be true in all material respects only as of such time) or (2) any of the other representations and warranties of the Company contained in this Agreement or in any certificate or other writing delivered by the Company pursuant hereto (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) shall not be true at and as of immediately prior to the expiration of the Offer (as it may be extended from time to time pursuant to the Agreement) as if made at and as of such time (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be true only as of such time), with, in the case of this clause (2) only, only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect,

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(D) the Company shall have breached or failed to perform in all material respects its obligations under this Agreement required to be performed by the Company prior to such time, and such breach or failure to perform shall not have been cured,

(E) the Company shall have failed to deliver to Parent a certificate signed by an executive officer of the Company, dated as of the date on which the Offer expires, certifying that (i) the Offer Conditions specified in the preceding paragraphs (ii)(C) and (ii)(D) do not exist and (ii) after the date hereof, none of the Company or any of its Subsidiaries have taken, or agreed, resolved or committed to take, any Specified Action which has not been retracted, reversed, rescinded or otherwise cured,

(F) there shall have occurred after the date hereof any event, occurrence, revelation or development of a state of circumstances or facts that is continuing and which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, or

(G) this Agreement shall have been terminated in accordance with its terms.

Subject to the terms and conditions of this Agreement, the foregoing Offer Conditions are for the sole benefit of Parent and Merger Subsidiary and, subject to the terms and conditions of this Agreement and the applicable rules and regulations of the SEC, may be waived by Parent or Merger Subsidiary, in whole or in part, at any time, at the sole discretion of Parent or Merger Subsidiary.

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